Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

SNAP INTERACTIVE, INC.,

SAVM ACQUISITION CORPORATION,

A.V.M. SOFTWARE, INC.

and

JASON KATZ, AS THE COMPANY REPRESENTATIVE

Dated as of September 13, 2016

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

Article I THE MERGER AND EFFECT ON CAPITAL STOCK

1.1	The Merger	1
1.2	Effective Time; Closing	2
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation; Bylaws	2
1.5	Directors and Officers	2
1.6	Closing Deliverables.	3

Article II EFFECT ON CAPITAL STOCK

2.1	Effect on Capital Stock	5
2.2	Exchange of Certificates.	6
2.3	Restricted Shares	8
2.4	Escrow; Indemnification Representatives.	9
2.5	Appraisal Rights	10
2.6	Tax Consequences	10

Article III REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1	Organization and Qualification; Subsidiaries	11
3.2	Certificate of Incorporation and Bylaws	11
3.3	Capital Stock of Company	12
3.4	Authority Relative to this Agreement	14
3.5	No Conflict; Required Filings and Consents	14
3.6	Financial Statements	15
3.7	Compliance; Permits	17
3.8	No Undisclosed Liabilities	18
3.9	Absence of Certain Changes or Events	18
3.10	Absence of Litigation	20
3.11	Employee Benefit Plans	21
3.12	Labor Matters	24
3.13	Restrictions on Business Activities	25
3.14	Title to Assets; Property	25
3.15	Taxes	26
3.16	Environmental Matters	29
3.17	Intellectual Property	29
3.18	Material Agreements	32
3.19	Customers and Suppliers	32
3.20	Agreements with Regulatory Agencies	32
3.21	Related Party Transactions	33

3.22	Accounts Receivable and Payable.	33
3.23	Deferred Revenue	33
3.24	Insurance	34
3.25	Brokers	34
3.26	Immigration	34
3.27	Privacy and Security	34
3.28	Inapplicability of Anti-takeover Statutes	35
3.29	Certain Payments, Etc	35
3.30	OFAC/Export Control Provisions	36
3.31	Full Disclosure	36

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Organization and Qualification; Subsidiaries	36
4.2	Certificate of Incorporation and Bylaws	37
4.3	Capital Stock of Parent	37
4.4	Authority Relative to this Agreement	39
4.5	No Conflict; Required Filings and Consents	39
4.6	Reports and Financial Statements; Internal Controls	40
4.7	Compliance; Permits	42
4.8	No Undisclosed Liabilities	43
4.9	Absence of Certain Changes or Events	43
4.10	Absence of Litigation	45
4.11	Employee Benefit Plans	46
4.12	Labor Matters	49
4.13	Restrictions on Business Activities	50
4.14	Title to Assets; Property	50
4.15	Taxes	51
4.16	Environmental Matters	53
4.17	Intellectual Property	54
4.18	Material Agreements	56
4.19	Customers and Suppliers	57
4.20	Agreements with Regulatory Agencies	57
4.21	Related Party Transactions	57
4.22	Accounts Receivable and Payable.	58
4.23	Deferred Revenue	58
4.24	Insurance	58
4.25	Brokers	59
4.26	Immigration	59
4.27	Privacy and Security.	59
4.28	Inapplicability of Anti-takeover Statutes	60
4.29	Certain Payments, Etc.	60
4.30	OFAC; Export Control Provisions	60
4.31	Full Disclosure	61

Article V COVENANTS

5.1	Access and Investigation	61
5.2	Operation of Parent’s Business.	62
5.3	Operation of Company’s Business.	63
5.4	Negative Obligations.	64
5.5	No Solicitation.	67
5.6	Notice.	68
5.7	Additional Agreements.	69
5.8	Intentionally Omitted	69
5.9	Further Assurances	69
5.10	Equity-Based Awards; Warrants	70
5.11	Directors’ and Officers’ Indemnification and Insurance	70
5.12	Expenses	72
5.13	Public Announcements	72
5.14	Required Shareholder Approval	72
5.15	Parent Name Change	73

Article VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB

6.1	Accuracy of Representations	72
6.2	Performance of Covenants	72
6.3	Deliveries	72
6.4	Consents	73
6.5	No Restraints; Governmental Approvals	73
6.6	Absence of Changes	73
6.7	Dissenters’ Rights	73
6.8	Required Shareholder Approvals	73
6.9	280G Approval	73
6.10	Major Holder Consents	73

Article VII Conditions Precedent to Obligations of Company

7.1	Accuracy of Representations	73
7.2	Performance of Covenants	73
7.3	Deliveries	73
7.4	Consents	74
7.5	No Restraints; Governmental Approvals	74
7.6	Absence of Changes	74

Article VIII TERMINATION

8.1	Termination Events	74

8.2	Termination Procedures	75
8.3	Effect of Termination	75

ARTICLE IX INDEMNIFICATION OF PARENT

9.1	Indemnification of Parent	76
9.2	Indemnification Procedures.	76
9.3	Indemnification of Parent Third Party Claims	78
9.4	Insurance Effect	79
9.5	Limitations on Indemnification	80
9.6	Exclusive Remedy	81
9.7	Adjustment to Merger Consideration	81
9.8	Company Representative Capacities; Application of Escrow Shares	81

Article X INDEMNIFICATION OF COMPANY INDEMNITEES

10.1	Indemnification of Company Indemnitees	81
10.2	Indemnification Procedures.	81
10.3	Indemnification of Parent Third Party Claims	83
10.4	Insurance Effect	84
10.5	Limitations on Indemnification.	85
10.6	Exclusive Remedy	85
10.7	Adjustment to Merger Consideration	86
10.8	Committee Capacity	86

Article XI DEFINED TERMS

11.1	Definitions	86

Article XII GENERAL PROVISIONS

12.1	Notices	93
12.2	Interpretation	94
12.3	Counterparts	94
12.4	Entire Agreement	94
12.5	Amendment	94
12.6	Waiver	95
12.7	Severability	95
12.8	Specific Performance	95
12.9	Governing Law; Dispute Resolution	95
12.10	Rules of Construction	95
12.11	Assignment; Parties in Interest	95
12.12	WAIVER OF JURY TRIAL	95

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Schedules

I	Index to certain defined terms

Exhibits:

A	Registration Rights Agreement

B	Form of Lock-Up Agreement

C	Form of Escrow Agreement

D	Form of Amendment to Alexander Harrington Employment Agreement

E	Form of Clifford Lerner Employment Agreement

F	Form of Clifford Lerner Restricted Stock Amendments

G	Form of Jason Katz Employment Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 13, 2016, by and among Snap Interactive, Inc., a Delaware corporation (“Parent”), SAVM Acquisition Corporation, a Delaware corporation (“Merger Sub”), A.V.M. Software, Inc., a New York corporation (“Company”), and Jason Katz, the Company Representative. Certain capitalized terms that are used in this Agreement are defined in Section 11.1. Schedule I provides an index to certain capitalized terms that are defined in other provisions of this Agreement.

RECITALS:

A. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the New York Business Corporation Law (the “NYBCL”) and the Delaware General Corporation Law (the “DGCL”), Parent, Merger Sub and Company intend to enter into a business combination transaction.

B. The Board of Directors of Parent and of Merger Sub has: (i) determined that the Merger and the other transactions contemplated hereby are in the best interests of each such Person and its stockholders; (ii) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) solely with respect to the Board of Directors of Parent, determined that Parent, as the sole stockholder of Merger Sub, approve this Agreement, the Merger and the other transactions contemplated hereby.

C. The Board of Directors of Company has: (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of Company and its shareholders; (ii) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) recommended that the shareholders of Company adopt and approve this Agreement, the Merger and the other transactions contemplated in this Agreement.

D. The parties hereto intend, for federal income tax purposes, that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

Article I
THE MERGER AND EFFECT ON CAPITAL STOCK

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the NYBCL and the DGCL, Merger Sub shall be merged with and into Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation in the Merger. Company, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” As a result of the Merger, the outstanding shares of capital stock of each of Company and Merger Sub shall be converted or cancelled in the manner provided herein.

1.2 Effective Time; Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036 at 11:59 p.m. Eastern Time on a date to be designated by Parent which shall not be more than two (2) Business Days after the date on which the last of the conditions set forth in Article VI and Article VII have been satisfied or waived in writing (except for conditions which in accordance with their terms must be satisfied at the Closing) or at such other date, time or location as Company and Parent may mutually agree, but in no event earlier than October 3, 2016. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” On the Closing Date, a certificate of merger satisfying the applicable requirements of the DGCL and the NYBCL in a form mutually acceptable to the parties hereto (the “Certificate of Merger”) shall be duly executed by Company and filed with the Secretary of State of the State of Delaware and New York. The Merger shall become effective at the time specified in the Certificate of Merger, or if no such time is specified, at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and New York (the “Effective Time”). For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the NYBCL.

1.4 Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation. At the Effective Time:

(i) the Certificate of Incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation; and

(ii) the Certificate of Incorporation of Parent as in effect immediately prior to the Effective Time shall remain and continue as the certificate of incorporation of Parent.

(b) Bylaws. At the Effective Time:

(i) the Bylaws of the Company shall be the bylaws of the Surviving Corporation; and

(ii) the Bylaws of Parent as in effect immediately prior to the Effective Time shall remain and continue as the bylaws of Parent.

1.5 Directors and Officers.

(a) Directors. At the Effective Time,

(i) the Board of Directors of the Surviving Corporation, each Subsidiary of Parent, and each Subsidiary of the Surviving Corporation shall consist of  Jason Katz and Alexander Harrington; and

(ii) the Board of Directors of Parent will consist of seven (7) directors, who will be the following individuals, assuming that each such individual is then qualified to serve in such capacity and agrees to so serve: Jason Katz (Chairman), John Silberstein, Lance Laifer, Alexander Harrington, Clifford Lerner, Michael Levit and Yoram Abada. Each such director shall hold office, subject to the applicable provisions of the Parent Certificate of Incorporation and Bylaws, until their respective successors shall have been elected and qualified or until otherwise provided by Law.

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(b) Officers of Parent. At the Effective Time, the Officers of Parent shall consist of  the following individuals, assuming that each such individual is then qualified to serve in such capacity and agrees to so serve:

(i) Jason Katz – Chairman of the Board, President and Chief Operating Officer

(ii) Alexander Harrington – Chief Executive Officer (it being understood that Alexander Harrington shall be considered the “principal executive officer” for purposes of any filings made with the SEC so long as he holds the position of Chief Executive Officer) and interim Chief Financial Officer.

(iii) Clifford Lerner – Chief Product Innovation Officer

(iv) Arash Vakil – Chief Product Officer

(v) Eric Sackowitz – Chief Technology Officer

(c) Officers of the Surviving Corporation and Subsidiaries. At the Effective Time, the Officers of the Surviving Corporation, each Subsidiary of Parent, and each Subsidiary of the Surviving Corporation shall consist of  the following:

(i) CEO and Secretary: Jason Katz.

(ii) CFO and Treasurer: Alexander Harrington.

1.6 Closing Deliverables.

(a) Closing Deliverables by Company. Company agrees to deliver to (or cause to be delivered to) Parent at the Closing on the Closing Date the following agreements and documents, all reasonably satisfactory in form and substance to Parent and its legal counsel:

(i) a certificate, dated as of the Closing Date, signed on behalf of Company by each of the Chief Executive Officer and the Chief Financial Officer of Company certifying that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied (the “Company Compliance Certificate”);

(ii) all corporate minute and stock books, stock ledgers and corporate seals of Company;

(iii) written resignations of all officers and members of the Board of Directors of each member of the Company Group who will not be officers or directors of the Surviving Corporation or such other member of the Company Group pursuant to this Agreement;

(iv) a certificate of an officer of Company in a form approved in advance by Parent, dated the Closing Date, certifying that attached thereto is (A) a true, correct and complete certified copy of the Certificate of Incorporation of Company, (B) a true, correct and complete copy of the bylaws of Company, (C) a true, correct and complete copy of any resolutions adopted by the Board of Directors of Company relating to this Agreement or the transactions contemplated hereby (including resolutions approving the Certificate of Incorporation and Bylaws of Company as contemplated by Section 1.4 and the appointment of the officers and directors of each member of the Company Group as contemplated by Section 1.5), and (D) a recent good standing certificate of each member of the Company Group issued by the Secretary of State of such entity’s incorporation or formation and of each other jurisdiction in which such entity is required to be qualified to do business;

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(v) a duly executed Lock-Up Agreement signed by each executive officer or director of Company that will be an executive officer or director of Parent following the Closing and from each of Michael Levit and Yoram Abada, in the form of Exhibit B hereto;

(vi) an acknowledgment by each shareholder of Company that certifies that such shareholder is an accredited investor as defined under Rule 501 of Regulation D of the Securities Act, and which acknowledgment includes customary representations under Regulation D of the Securities Act, in a form acceptable to Parent;

(vii) a duly executed Employment Agreement between Jason Katz and Parent signed by Jason Katz in the form of Exhibit G hereto;

(viii) a duly executed Escrow Agreement signed by the Company Representative in the form of Exhibit C hereto;

(ix) a certificate, dated as of the Closing Date, in the form required by Treasury Regulation Section 1.1445-2(c)); and

(x) such other documents and instruments as may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(b) Closing Deliverables by Parent. Parent agrees to deliver to (or cause to be delivered to) Company at the Closing on the Closing Date the following agreements and documents, all reasonably satisfactory in form and substance to Company and its legal counsel:

(i) a certificate, dated as of the Closing Date, signed on behalf of Parent by each of the Chief Executive Officer and Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied (the “Parent Compliance Certificate”);

(ii) written resignations of all officers and members of the Board of Directors of each member of the Parent Group who will not be officers or directors of such member of the Parent Group upon the Closing pursuant to this Agreement;

(iii) a certificate of an officer of Parent in a form approved in advance by Company, dated the Closing Date, certifying that attached thereto is (A) a true, correct and complete certified copy of the Certificate of Incorporation of Parent, (B) a true, correct and complete copy of the by-laws of Parent, (C) a true, correct and complete copy of any resolutions adopted by the Board of Directors of Parent relating to this Agreement or the transactions contemplated hereby (including resolutions approving the appointment of the officers and directors of each member of the Parent Group as contemplated by Section 1.5), in each case as are then in full force and effect, and (D) a recent good standing certificate of each member of the Parent Group issued by the Secretary of State of such entity’s incorporation or formation and of each other jurisdiction in which such entity is required to be qualified to do business;

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(iv) a certificate of an officer of Merger Sub in a form approved in advance by Company, dated the Closing Date, certifying that attached thereto is (A) a true, correct and complete certified copy of the Certificate of Incorporation of Merger Sub, (B) a true, correct and complete copy of the by-laws of Merger Sub, and (C) a true, correct and complete copy of any resolutions adopted by the Board of Directors or the stockholders of Merger Sub relating to this Agreement or the transactions contemplated hereby (including resolutions approving the appointment of the officers and directors of Parent as contemplated by Section 1.5), in each case as are then in full force and effect;

(v) a duly executed Registration Rights Agreement signed by Parent and Clifford Lerner in the form of Exhibit A hereto;

(vi) a duly executed Lock-Up Agreement signed by Clifford Lerner and Alexander Harrington, in the form of Exhibit B hereto;

(vii) a duly executed Amendment No. 4 to Employment Agreement signed by Parent and Alexander Harrington in the form of Exhibit D hereto;

(viii) a duly executed Employment Agreement signed by Parent and Clifford Lerner in the form of Exhibit E hereto;

(ix) amendment agreements regarding Clifford Lerner’s Restricted Stock in the forms of Exhibit F hereto;

(x) a duly executed Employment Agreement between Parent and Jason Katz signed by Parent in the form of Exhibit G hereto;

(xi) a duly executed Escrow Agreement signed by Parent in the form of Exhibit C hereto; and

(xii) such other documents and instruments as may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

Article II
EFFECT ON CAPITAL STOCK

2.1 Effect on Capital Stock. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.1(b) and Dissenting Shares, shall be converted solely into the right to receive a number of shares of common stock of Parent (“Parent Common Stock”) equal to the Exchange Ratio.

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(b) Cancellation of Company Common Stock owned by Company. At the Effective Time, each share of Company Common Stock that is owned by Company or any Company Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Stock Options. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company Option Plan shall be treated as set forth in Section 5.10.

(d) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall be automatically converted into the right to receive one full additional share of Parent Common Stock.

(e) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f) Adjustment of Exchange Ratio. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock and Company Options the same economic effect as contemplated by this Agreement prior to such event.

2.2 Exchange of Certificates.

(a) Exchange Agent. On or prior to the Closing Date, Parent and Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent certificates representing the number of duly authorized whole shares of Parent Common Stock issuable pursuant to Section 2.1 (less the Escrow Shares and Dissenting Shares) to each holder of record of Company Common Stock immediately prior to the Effective Time as evidenced by the Company Stock Record. The Exchange Agent shall agree to hold such shares of Parent Common Stock (such shares of Parent Common Stock being referred to herein as the “Exchange Reserve”) for delivery as contemplated by this Section 2.2.

(b) Exchange Procedures.

(i) At or before the Effective Time, Company will deliver to Parent a true, complete and accurate listing of each holder of record of outstanding shares of Company Common Stock immediately prior to the Effective Time whose shares are to be converted pursuant to this Agreement, including the number and class of shares of Company’s capital stock held by such record holder, the number of shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.1 (including the number of such shares to be held in escrow pursuant to this Agreement for each such holder), tax identification numbers and any other information reasonably requested by the Exchange Agent (the “Company Stock Record”).

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(ii) Certificates. As soon as reasonably practicable after the Effective Time, and in any event not later than the third (3rd) Business Day after the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of outstanding shares of Company Common Stock whose shares are converted pursuant to this Agreement (the “Merger Shares”) into the right to receive shares of Parent Common Stock:

(A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Merger Shares shall pass, only upon delivery of the certificates representing such Merger Shares (the “Certificates”) to the Exchange Agent and shall be in such form and have such other provisions as Parent may specify); and

(B) instructions for use in effecting the surrender of a Certificate in exchange for Parent Common Stock.

(iii) Delivery of Parent Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Merger Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to deliver, as promptly as practicable thereafter, that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.1, less the Escrow Shares, and (B) the Certificates so surrendered shall be canceled.

(c) Distributions with Respect to Un-exchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Merger Shares with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Merger Shares shall surrender such Merger Shares in accordance with this Section 2.2 (or an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.2). Subject to the effect of applicable Law, following surrender of any such Merger Shares (including Merger Shares represented by Certificates) or delivery of an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.2, there shall be paid to the record holder of whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

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(d) No Further Ownership Rights in Company Common Stock. At the Effective Time, (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.1(a), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Company, and (b) the stock transfer books of Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Merger Shares (including Merger Shares represented by Certificates) are presented to the Exchange Agent or Parent for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

(e) Termination of Exchange Reserve. Any portion of the Exchange Reserve which remains undistributed to the holders of Certificates for a period of one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore surrendered their Merger Shares in accordance with this Section 2.2 shall thereafter look only to Parent (subject to abandoned property, escheat and other similar Laws) as general creditors for payment of their claim for Parent Common Stock and any dividends or distributions with respect to such Parent Common Stock. Parent shall be not liable to any holder of Certificates for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, such amounts as the Surviving Corporation or Parent, as applicable, is required to deduct and withhold pursuant to the applicable rules under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld as so contemplated, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such sum as the Surviving Corporation or its stock transfer agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue the shares of Parent Common Stock deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Certificates.

2.3 Restricted Shares. No share of Parent Common Stock issued pursuant to this Agreement will be registered under the Securities Act, or any state securities laws, and no share of Parent Common Stock issued pursuant to this Agreement may be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Parent shall place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received in the Merger by holders of Company Common Stock and shall issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

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2.4 Escrow; Indemnification Representatives.

(a) In accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing by and among Parent, Company, the Company Representative and Corporate Stock Transfer, Inc. (the “Escrow Agent”), in the form attached hereto as Exhibit C (the “Escrow Agreement”), at the Effective Time, Parent shall deliver to the Escrow Agent a share certificate registered in the name of “Corporate Stock Transfer, Inc., as Escrow Agent under agreement dated October __, 2016”, representing an aggregate of 18,000,000 shares of Parent Common Stock (the “Escrow Shares”), to be held pursuant to the terms of the Escrow Agreement to secure the indemnity obligations of the Company Indemnitees in Article IX. For the avoidance of doubt, the Escrow Shares shall be deducted from the shares of Parent Common Stock issued and delivered pursuant to Sections 2.2(a) and 2.2(b).

(b) Prior to the Closing, the Board of Directors of Parent shall appoint a committee composed of Alexander Harrington and Clifford Lerner (the “Committee”) to act on behalf of Parent for the purposes of: (i) after the Closing, giving, receiving and forwarding notices and communications pursuant to this Agreement, (ii) taking any actions relating to claims to indemnify, hold harmless or reimburse any indemnified party pursuant to this Agreement, (iii) after the Closing, giving or agreeing to, on behalf of Parent, any and all consents, waivers, amendments, or modifications deemed by the Committee, in its discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith, (iv) taking all other actions contemplated for the Committee in this Agreement and the Escrow Agreement, (v) after the Closing, receiving payments under or pursuant to this Agreement and the Escrow Agreement, and (vi) engaging or appointing any agents (including attorneys, accountants and consultants) to assist the Committee in complying with the Committee’s duties and obligations pursuant to this Agreement. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with Company prior to the Closing.

(c) Company hereby designates Jason Katz to represent the interests of the Company Indemnitees for the purposes of: (i) after the Closing, giving, receiving and forwarding notices and communications pursuant to this Agreement, (ii) taking any actions relating to claims to indemnify, hold harmless or reimburse any indemnified party pursuant to this Agreement, (iii) after the Closing, giving or agreeing to, on behalf of the Company shareholders, any and all consents, waivers, amendments, or modifications deemed by the Company Representative, in his discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith, (iv) taking all other actions contemplated for the Company Representative in this Agreement and the Escrow Agreement, including without limitation, voting any of the Escrow Shares in his sole discretion, (v) after the Closing, receiving payments under or pursuant to this Agreement and the Escrow Agreement, and (vi) engaging or appointing any agents (including attorneys, accountants and consultants) to assist the Company Representative in complying with the Company Representative’s duties and obligations pursuant to this Agreement (such designee and any successor, the “Company Representative”). If such Person ceases to serve in such capacity, for any reason, those members of the Board of Directors of Parent who were directors of the Company prior to the Closing shall appoint as a successor a Person who was a former shareholder of Company or such other Person as such members shall designate. Parent shall be entitled to deal exclusively with the Company Representative on all matters relating to Article IX and Article X of this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any shareholder of the Company or by the Company Representative, and on any other action taken or purported to be taken on behalf of any shareholder of the Company or by the Company Representative, as being fully binding upon such Person. Any decision or action by the Company Representative with respect to those matters as to which the Company Representative has authority hereunder, including any agreement between the Company Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all stockholders of the Company with respect to such matter and shall be final, binding and conclusive upon each such Person. No stockholder of the Company shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 2.4(c), are independent and severable, are irrevocable and coupled with an interest, and shall not be terminated by any act of any one or more stockholders of the Company, or by operation of Law, whether by death or other event. The Company Representative shall not be liable to the stockholders of the Company for actions taken pursuant to this Agreement or the Escrow Agreement, except in the event of any liability resulting from the Company Representative’s gross negligence, willful misconduct, fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Company Representative shall be conclusive evidence of good faith).

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2.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, to the extent provided by the NYBCL, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Shareholder”) who, pursuant to the NYBCL (or any successor provision), objects to the Merger and complies with all the provisions of the NYBCL concerning the right of holders of the Company Common Stock to dissent from the Merger and require appraisal of their Company Common Stock (“Dissenting Shares”), shall not be converted into the right to receive any portion of the consideration described in Section 2.1 attributable to such Dissenting Shares unless and until such Dissenting Shareholder withdraws, fails to perfect or loses his, her or its right to payment under the NYBCL. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Common Stock under the NYBCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.1. At the Effective Time, any Dissenting Shareholder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in the NYBCL (or any successor provision) and as provided in the immediately preceding sentence. Company shall give Parent prompt written notice of any demands received by Company for appraisal of shares of Company Common Stock and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the NYBCL, neither Company, its Subsidiaries nor any of its Representatives shall make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

2.6 Tax Consequences.

(a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The parties shall not take any position inconsistent with the foregoing intention on any Tax Return or in any administrative or judicial proceeding, unless otherwise required by applicable Law.

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(b) Prior to the Effective Time, each of Company and Parent shall use their respective commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause or permit its Affiliates to take, any action after the Effective Time that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code. Following the Merger, the Surviving Corporation shall continue Company’s historic business or will use a significant portion of Company’s historic business assets in a business within the meaning of Section 1.368-1(d) of the United States Income Tax Regulations.

Article III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Company to Parent, dated as of the date hereof  (the “Company Disclosure Letter”), as set forth below in this Article III. As used in this Article III, unless the context indicates otherwise, the term “Company Group” means each entity comprising the Company Group.

3.1 Organization and Qualification; Subsidiaries.

(a) Each of Company and its Subsidiaries (such subsidiaries, collectively, the “Company Subsidiaries” and, together with Company, the “Company Group”) is a corporation or other entity duly organized, validly existing and in good standing under the jurisdiction of its formation or incorporation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and to perform its obligations under all Contracts by which it is bound. Each member of the Company Group is duly qualified or licensed as a foreign corporation or company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have an Company Material Adverse Effect.

(b) No Subsidiaries. Company has no Subsidiaries, except as set forth in Section 3.1(b) of the Company Disclosure Letter, and neither Company nor any of the Subsidiaries listed on Section 3.1(b) of the Company Disclosure Letter owns debt, equity or other similar interest in any other Person, except for the Company Subsidiaries. No member of the Company Group has agreed, nor is any such Person obligated to make, and nor is any such Person bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. No member of the Company Group directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person, other than any other member of the Company Group.

3.2 Certificate of Incorporation and Bylaws. Company has previously furnished or made available to Parent complete and correct copies of the organizational documents of each member of the Company Group (e.g., certificate of incorporation, certificate of formation, by-laws, operating agreement), as amended to date. Such organizational documents are in full force and effect. Except as set forth on Schedule 3.2 of the Company Disclosure Letter, no member of the Company Group is in violation of any provisions of its organizational documents.

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3.3 Capital Stock of Company Group. The authorized capital stock of Company consists of the following:

(a) Preferred stock, $0.01 par value: authorized shares of 537,036 and no shares issued or outstanding as of the date hereof;

(b) Company Common Stock, $0.01 par value: authorized shares 3,000,000 and 1,233,995.73 issued and outstanding as of the date hereof;

(c) 71,700 of shares of Company Common Stock reserved for issuance for the exercise or conversion of all issued or granted Derivative Securities, including 71,700 options to purchase Company Common Stock (the “Company Options”) granted under the A.V.M. Software, Inc. 2011 Long Term Incentive Plan or the A.V.M. Software, Inc. 1999 Stock Option Plan (the “Company Option Plans”).

(d) There are no warrants to purchase Company Common Stock.

(e) There are no shares of Company Common Stock or any Company Derivative Security held in the treasury of Company.

(f) There are no Derivative Securities issued by Company (or otherwise outstanding) other than as described in Section 3.3(c);

(g) Section 3.3(g) of the Company Disclosure Letter sets forth the following information with respect to each Derivative Security issued by Company as of the date hereof and Company will provide a supplement dated the Closing Date to provide the following information as of the Closing Date:

(i) the name of the holder thereof;

(ii) the number of shares of Company Common Stock subject to such Derivative Security;

(iii) the exercise price of such Company Option;

(iv) the date on which such Company Option was granted and the applicable vesting schedule;

(v) the date on which such Company Option expires;

(vi) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and

(vii) whether the exercisability or right to convert any Derivative Security will be accelerated in any way by the transactions contemplated hereby, and a summary of the rights acceleration.

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(h) Company has made available to Parent accurate and complete copies of the Company Option Plan and each agreement, instrument or certificate evidencing a Derivative Security. All shares of Company Common Stock subject to the issuance upon the exercise or conversion of any Derivative Security, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except for the Company Option Plan, Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person.

(i) Except as set forth in Section 3.3(i) of the Company Disclosure Letter, all outstanding shares of Company Common Stock and all outstanding Company Options under the Company Option Plan have been issued and granted in compliance in all material respects with: (i) all applicable Laws and Orders or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts and the Company Option Plan.

(j) Except as set forth in Section 3.3(j) of the Company Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company is a party or by which it is bound, with respect to any equity security of any class of Company.

(k) All of the issued and outstanding equity interests of each Company Subsidiary are owned by Company or a Company Subsidiary. There are no Derivative Securities issued by any Company Subsidiary (or otherwise outstanding). Except for the outstanding Company Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Company or any Company Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Company or any Company Subsidiary; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Company or any Company Subsidiary.

(l) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock or preferred stock of Company is entitled or subject to any preemptive right, right of participation or any similar right and none of the outstanding shares of Company Common Stock or preferred stock of Company is subject to any right of first refusal in favor of Company or any Company Subsidiary.

(m) There is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or preferred stock of Company. Neither Company nor any Company Subsidiary is under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(n) Except as set forth in Section 3.3(n) of the Company Disclosure Letter, during the period commencing from the date the Company was incorporated until June 13, 2000, the Company did not issue any equity securities of the Company to any Person other than Jason Katz (or his Affiliates).

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(o) The Company Stock Record is true, accurate and complete as of the date hereof, and will be true, accurate and complete as of the Closing Date.

3.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “Company Transaction Documents”) and to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Transaction Documents by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company (including the Required Shareholder Approval) and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the Company Transaction Documents or to consummate the transactions so contemplated. This Agreement and the Company Transaction Documents have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of Company, enforceable against Company in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

3.5 No Conflict; Required Filings and Consents.

(a) Subject only to the filing and recordation of the Certificate of Merger pursuant to the NYBCL and the DGCL and except as set forth on Section 3.5 of the Company Disclosure Letter, the execution and delivery of this Agreement and the Company Transaction Documents by each member of the Company Group that is a party hereto or thereto do not, and the performance of this Agreement and the Transaction Documents by each member of the Company Group that is a party hereto or thereto will not: (i) conflict with or violate the organizational documents of any member of the Company Group; (ii) conflict with or violate any Law applicable to the Company Group or by which its properties is bound or affected; (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or any other Person the right to challenge the Merger or any of the transactions contemplated by this Agreement (other than the right to exercise dissenters’ rights under the NYBCL) or any of the Company Transaction Documents or to exercise any remedy or obtain any relief under, any Law or any Order to which any member of the Company Group or any of the assets owned, used or controlled by any member of the Company Group is subject; (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by any member of the Company Group or that otherwise relates to any of the assets owned, used or controlled by any member of the Company Group; (v) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company Group’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company Group pursuant to, any material Contract to which the Company Group is a party or by which the Company Group or any of its properties are bound or affected; or (vi) cause the acceleration of any vesting of any awards for or rights to Company Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of Company Common Stock. Section 3.5 of the Company Disclosure Letter sets forth a list of all material Contracts that require a consent to be obtained or a notice to be given in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

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(b) The execution and delivery of this Agreement and the Company Transaction Documents by Company does not, and the performance of this Agreement and the Company Transaction Documents by Company will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity” and, collectively, “Governmental Entities”) or any Person, except for: (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and U.S. state securities laws (“Blue Sky Laws”); and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and the NYBCL.

(c) On the basis of the certificates or acknowledgements executed by the stockholders and the holders of Derivative Securities of Company, to the Knowledge of Company, there are not more than 35 holders of Company Common Stock or Company Derivative Securities that are not an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act; provided that the representation with respect to the holders of the Derivative Securities of Company shall only be to the extent that the issuance of Parent Common Stock to the holders of Derivative Securities of Company is required to qualify for an exemption from the registration requirements under Section 5 of the Securities Act.

(d) The board of directors of Company (held in accordance with Company’s organizational documents) has: (i) unanimously approved and adopted resolutions authorizing and approving this Agreement and the Company Transaction Documents and determined that the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of Company and its shareholders; (ii) unanimously recommended that the shareholders of Company approve and adopt this Agreement and the transactions contemplated hereby (including the Merger); and (iii) directed that this Agreement and the transactions contemplated hereby be submitted for a vote of the shareholders of Company, or that approval of this Agreement and the transactions contemplated hereby be obtained by written consent, in order to obtain the Required Shareholder Approvals, and no such determination, recommendation or direction of the board of directors of Company has been withdrawn, amended, modified or terminated. The Required Shareholder Approvals have been obtained and there are no other approvals of any holders of Company Common Stock that are necessary in connection with the consummation by Company of the transactions contemplated hereby (including the Merger), whether pursuant to applicable Laws, Company’s organizational documents, Contract or otherwise.

3.6 Financial Statements.

(a) Section 3.6(a) of the Company Disclosure Letter contains true and complete copies of (i) the audited consolidated balance sheets of the Company Group as of and for the year ended December 31, 2014 and the unaudited consolidated balance sheets as of and for the year ended December 31, 2015, and for each case, the related consolidated statements of income, cash flows and changes in stockholders’ equity of the Company Group as of and for the years ended December 31, 2014 and December 31, 2015 (collectively, the “Year-End Financial Statements”), and (ii) the unaudited interim consolidated balance sheets of the Company Group as of and for the quarter ended June 30, 2016, including, in each case, the notes, if any, thereto and the related consolidated statements of income, cash flows and changes in stockholders’ equity of the Company Group for the 6 month period ended June 30, 2016 (collectively, the “Interim Financial Statements”, and along with the Year-End Financial Statements, the “Company Financial Statements”). Except as set forth on Schedule 3.6(a) of the Company Disclosure Letter, the Company Financial Statements: (i) were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (ii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Company) and the absence of complete footnotes) in all material respects the financial position of the Company Group as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iii) were compiled from, and are consistent with, the books and records of the Company Group, which books and records are accurate and complete in all material respects.

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(b) Each of Company and the Company Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and the Company Subsidiaries maintain internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Section 3.6(c) of the Company Disclosure Letter lists, and Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) effected by Company or any of the Company Subsidiaries since January 1, 2014.

(d) Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, Company’s Board of Directors or any committee thereof. Except as set forth in Section 3.6(d) of the Company Disclosure Letter, since January 1, 2014, the Company’s independent auditors have not identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company or any of the Company Subsidiaries, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company or any of the Company Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Except as disclosed in the footnotes to the Company Financial Statements or in Section 3.6(e) of the Company Disclosure Letter, the Company Group is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company Group in Company’s financial statements.

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(f) The Company Group does not currently have outstanding (and will not have outstanding on the Closing Date) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any member of the Company Group.

(g) Section 3.6(g) of the Company Disclosure Letter is a complete listing of all of the Indebtedness of the Company Group, including: (i) a detailed list of the Persons to whom such Indebtedness is owed, and (ii) the material terms of such Indebtedness. Parent has been supplied with all relevant documentation associated with the Indebtedness of the Company Group. No member of the Company Group has guaranteed nor is any member of the Company Group responsible or liable for any Indebtedness, liability or other obligation of any Person.

(h) Company has previously furnished or made available to Parent complete and correct copies of Company bank statements reflecting its unrestricted cash and bank deposits as of a date within two (2) Business Days prior to the date hereof. Except for cash withdrawals to cover checks that have been issued in the ordinary course of business, such bank statements fairly present in all material respects the cash position of the Company Group as of the date hereof.

3.7 Compliance; Permits.

(a) No member of the Company Group is in conflict with, or in default or violation of: (i) any Law or Order applicable to the Company Group or any member thereof, or by which any of its properties is bound or affected; or (ii) any Contract to which the Company Group or any member thereof is a party or by which the Company Group or any of each entity’s respective properties is bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have an Company Material Adverse Effect. No Governmental Entity has indicated in writing to the Company Group an intention to conduct an investigation or review against the Company Group, and, to the Knowledge of Company, no investigation or review by any Governmental Entity is pending or overtly threatened against the Company Group, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have an Company Material Adverse Effect.

(b) The Company Group holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the Company Group as currently conducted (collectively, the “Company Permits”). To the Knowledge of Company, the Company Group is in compliance in all material respects with the terms of each of the Company Permits.

(c) The Company Group is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Company Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Company Approvals would not, individually or in the aggregate, have or reasonably be expected to have an Company Material Adverse Effect.

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3.8 No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of June 30, 2016 included in the Company Financial Statements or as disclosed in Section 3.8 of the Company Disclosure Letter or as are incurred in connection with the Merger and the transactions contemplated by this Agreement, no member of the Company Group had at such date, or has incurred since that date, any Liabilities, except Liabilities or obligations which were incurred in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have an aggregate obligation amount in excess of $25,000.

3.9 Absence of Certain Changes or Events. Since December 31, 2015, except as described in Section 3.9 of the Company Disclosure Letter or as contemplated under the terms of this Agreement, the Company Group has not:

(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties, except for sales or transfers in the ordinary course of business consistent with past practice;

(b) suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or Act of God that is not covered by insurance;

(c) suffered any change to its businesses, other than in the ordinary course of business consistent with past practice, which has had, or would reasonably be expected to have, an Company Material Adverse Effect;

(d) entered into any Contract that would constitute an Company Material Agreement, other than in the ordinary course of business consistent with past practice;

(e) terminated or materially modified, waived any material right under or cancelled any Company Material Agreement or waived any material right with respect to any of the items disclosed in Section 3.18 of the Company Disclosure Letter;

(f) incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practice which are not material to its businesses;

(g) sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding the Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for the Company Options); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(h) amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Company Option Plan; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(i) formed any Subsidiary or acquired any equity interest or other interest in any other entity;

(j) changed any of its accounting methods, principles or practices;

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(k) made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) commenced or settled any Legal Action;

(m) granted any registration rights with respect to any of its securities;

(n) paid, accrued, set aside or declared any dividends or other distributions on its equity securities of any class or issued, repurchased or redeemed any of its equity securities of any class;

(o) transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 3.17 of the Company Disclosure Letter, other than in the ordinary course of business consistent with past practice;

(p) made any material capital expenditures;

(q) effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(r) made any capital investment in, or any loan to, any other Person other than Parent;

(s) amended any of its organizational or constituent documents;

(t) paid or materially increased any bonuses, salaries, or other compensation to any director, officer, employee or any other Person except as required by applicable Law or in the ordinary course of business consistent with past practice;

(u) made any payments to any Related Party other than as described in Section 3.21 of the Company Disclosure Letter.

(v) adopted, modified or increased payments or benefits under any Company Plans (defined below) or entered into or amended any employment, deferred compensation, severance, consulting or similar agreement involving any director, officer, employee or any other Person, in each case except as required by applicable law or in the ordinary course of business consistent with past practices;

(w) entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $50,000;

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(x) changed any material accounting method, assumption or period, made, changed or revoked any Tax election, filed a Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(y) changed any of the material terms in any material respect for the license of its products and services;

(z) instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $25,000 in the aggregate; or

(aa) agreed or committed, whether orally or in writing, to do any of the foregoing.

3.10 Absence of Litigation.

(a) Except as set forth on Section 3.10 of the Company Disclosure Letter, there are no Legal Actions pending or, to the Knowledge of Company, threatened against any member of the Company Group, or any properties or rights of any member of the Company Group: (i) that involves the Company Group or any of the assets owned, used or controlled by the Company Group or any Person whose liability the Company Group has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents. No claim or dispute exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Action. Company has made available to Parent accurate and complete copies of all pleadings, correspondence and other written materials to which the Company Group has access and that relate to any Legal Action identified or required to be identified in the Company Disclosure Letter.

(b) There is no Order to which any member of the Company Group, or any of the assets owned or used by the Company Group, is subject. To the Knowledge of Company, no shareholder, officer or other employee of Company is subject to any Order that prohibits such shareholder, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company Group. To the Knowledge of Company, there is no proposed Order that, if issued or otherwise put into effect (i) could have an adverse effect on the business or on the ability of the Company Group to comply with or perform any covenant or obligation under this Agreement or any of the Transaction Documents or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement or the Transaction Documents.

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3.11 Employee Benefit Plans.

(a) Employee Plans.

(i) Other than those plans, policies or programs required to be maintained by applicable law, Section 3.11(a) of the Company Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, any other equity-based compensation, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday, sick leave or other paid time off, and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by:

(A) any member of the Company Group; or

(B) any trade or business (whether or not incorporated) which is a member of a controlled group or which is, or at any time within the six (6) year period preceding the Closing Date would have been treated as, a “single employer” with Company within the meaning of Sections 414(b), 414(c), 414(m), or 414(o) of the Code (an “ERISA Affiliate”), under which any member of the Company Group or any ERISA Affiliate thereof has any Liability with respect to any current or former employee, director, officer or independent contractor of any member of the Company Group (the “Company Plans”).

(ii) Company has made available to Parent, as applicable:

(A) correct and complete copies of all documents embodying each Company Plan including all amendments thereto, all related trust documents, insurance contracts, or other funding mediums, and all material written agreements and contracts relating to each such Company Plan;

(B) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan;

(C) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan;

(D) all IRS determination, opinion, notification and advisory letters applicable to any Company Plan;

(E) all material correspondence to or from any Governmental Entity relating to any Company Plan;

(F) all COBRA forms and related notices within the last three (3) years;

(G) all discrimination tests for each Company Plan for the most recent three (3) plan years;

(H) the most recent annual actuarial valuations, if any, prepared for each Company Plan;

(I) the most recent annual and periodic accounting of each Company Plan assets;

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(J) all material written agreements and contracts relating to each Company Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(K) all material communications distributed to any employee or former employee within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any Company Plan or proposed Company Plan;

(L) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; and

(M) all registration statements, annual reports and prospectuses prepared in connection with any Company Plan.

(b) Each member of the Company Group and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the Company Plans. Each Company Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such Company Plans.

(c) No Legal Actions (excluding individual claims for benefits incurred in the normal operation of each Company Plan) are pending, or to the Knowledge of Company are threatened, against or with respect to any such Company Plan. No member of the Company Group has received any correspondence from the IRS, the DOL, or any other Governmental Entity regarding, and, to the Knowledge of Company, there are no audits, enquiries or proceedings pending or, to the Knowledge of Company, threatened by the IRS, the DOL or any other Governmental Entity with respect to any Company Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof and as of the Closing Date to the Company Plans have or will have been timely made or accrued.

(d) Any Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) or can rely upon a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of Company, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. No member of the Company Group has any plan or commitment to establish any new Company Plan, to materially modify any Company Plan (except to the extent required by Law or to conform any such Company Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Company Plan.

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(e) No Company Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither any member of the Company Group nor any ERISA Affiliate thereof has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither any member of the Company Group nor any ERISA Affiliate thereof has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. No member of the Company Group is subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any Company Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to impose a material Liability on any member of the Company Group.

(f) No member of the Company Group has, nor is any such entity required to have, an International Employee Plan.

(g) Each member of the Company Group and each ERISA Affiliate thereof has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”). None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and no member of the Company Group has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement or the Company Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, solely by themselves, will: (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company Group under any Company Plan or otherwise; (ii) materially increase any benefits otherwise payable by any member of the Company Group to any employee or service provider; (iii) limit the right to merge, amend or terminate any Company Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i) No payment or benefit that will or may be made by any member of the Company Group or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of any member of the Company Group, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which any member of the Company Group is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j) Section 3.11(j) of the Company Disclosure Letter sets forth the name, title and current annual salary for each executive officer of the Company, and of all present officers and employees of any member of the Company Group whose rate of annual base salary equals or exceeds $100,000. Section 3.11(j) of the Company Disclosure Letter also sets forth the name of each independent contractor who is currently rendering services to any member of the Company Group (along with the 2015 payments to each such independent contractor) who received payments from the Company Group during the 2015 calendar year in excess of $50,000.

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(k) Except as would not reasonably be expected to result in a material liability to any member of the Company Group, each Company Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation in all material respects with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Company Plan is subject to tax under Section 409A of the Code.

(l) Each Company Option was granted with a per share exercise price equal to or greater than the fair market value (determined in accordance with Sections 409A and 422 of the Code, as applicable, and the regulations and other authoritative guidance issued thereunder) of the underlying Company Common Stock on the grant date thereof.

3.12 Labor Matters.

(a) (i) No member of the Company Group is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by any member of the Company Group nor does any member of the Company Group know of any activities or proceedings of any labor union to organize any such employees; and (ii) Company does not have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of any member of the Company Group.

(b) During the past three (3) years: (i) each member of the Company Group is and has been in material compliance with all applicable Laws with respect to labor and employment, including Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) to the Knowledge of Company, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between any member of the Company Group (on the one hand) and any of the current or former employees or current or former workers of any member of the Company Group (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of Company, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) no member of the Company Group has been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of Company, no member of the Company Group has been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of any member of the Company Group, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c) To the Knowledge of Company, all of the employees of the Company Group are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d) To the Knowledge of Company, each member of the Company Group has properly treated all individuals performing rendered services to the Company Group as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of any member of the Company Group.

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3.13 Restrictions on Business Activities. There is no agreement or Order binding upon any member of the Company Group or to which any member of the Company Group is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any present business practice of any member of the Company Group, any acquisition of property by any member of the Company Group or the conduct of business by any member of the Company Group as currently conducted.

3.14 Title to Assets; Property.

(a) Each of Company and the Company Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned or leased by it, including: (i) all assets reflected on the Interim Financial Statements; and (ii) all other assets reflected in the books and records of Company and the Company Subsidiaries as being owned by Company and the Company Subsidiaries, except as would not reasonably be expected to result in a Company Material Adverse Effect. All of said assets are owned by Company and the Company Subsidiaries free and clear of any Liens, except for Permitted Liens.

(b) No member of the Company Group owns any real property. Section 3.14 of the Company Disclosure Letter identifies by street address all real property leased or subleased by each member of the Company Group (the “Company Leased Real Estate”). All Company Leased Real Estate is leased or licensed to the applicable member of the Company Group pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to Parent (collectively the “Company Leases”). Each member of the Company Group has a valid leasehold interest in Company Leased Real Estate that is leased to it, free and clear of all Liens. No member of the Company Group has subleased any Company Leased Real Estate. Company Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 3.14 of the Company Disclosure Letter. Company Leases are in full force and effect. To the Knowledge of Company, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or the applicable member of the Company Group under the Company Leases. The applicable member of the Company Group has performed in all material respects all of the obligations on its part to be performed under the Company Leases. No written consent of any landlord or sublandlord or any licensor under Company Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the Company Transaction Documents except as otherwise provided in Section 3.14 of the Company Disclosure Letter.

(c) No member of the Company Group has received written notice that the use or occupancy of Company Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(d) There are no pending or, to the Knowledge of Company, threatened condemnation proceedings with respect to any material portion of Company Leased Real Estate.

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3.15 Taxes.

(a) Definition of Taxes. For all purposes of and under this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and other Liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, backup withholding and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for the foregoing arising from the operation of law or from a predecessor or transferor entity.

(b) Tax Returns and Audits. Except as may be disclosed by Company in Section 3.15 of the Company Disclosure Letter:

(i) Each member of the Company Group has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by such member of the Company Group, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes required to be paid by Company Group have been paid.

(ii) Company has delivered or made available to Parent correct and complete copies of all Tax Returns (including extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by any member of the Company Group, and other correspondence with Taxing authorities filed or received with respect to periods beginning on or after January 1, 2010. No member of the Company Group is a successor to, or alter ego or continuation of, any other entity for U.S. federal Tax purposes. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of any member of the Company Group or its capital stock. All Taxes not yet due and payable have been properly accrued on the books of the applicable member of the Company Group, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to Parent are adequate. Any Tax Return of each member of the Company Group required to be filed through the Closing Date (without extensions) shall be properly and timely filed by the Closing, unless a valid extension is filed after the date hereof.

(iii) No member of the Company Group has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against any member of the Company Group, nor has any member of the Company Group executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by any member of the Company Group with respect to any Taxes is currently in force.

(iv) Tax Returns of each member of the Company Group have been audited by applicable Taxing authorities, or have been closed by the applicable statute of limitations, for all periods through 2011; no adjustments, deficiencies, assessments or reassessments for any Taxes have been proposed, asserted or assessed against any member of the Company Group by any federal, state, local or foreign taxing authority.

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(v) No Tax audits or other administrative proceedings, discussions, or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of any member of the Company Group, and no issues are being asserted against any member of the Company Group in connection with any existing audits or proceedings.

(vi) No member of the Company Group has been a member of any consolidated, combined or unitary group with any entity other than one or more other members of the Company Group for federal, state, local or foreign Tax purposes. No member of the Company Group has been party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes. Except for the equity ownership of the Company Subsidiaries by Company, neither Company nor any Company Subsidiary has had any subsidiary or equity, or option to acquire equity, in any entity at any time since its formation.

(vii) Each member of the Company Group has (i) withheld all amounts required to be withheld from its employees, agents, contractors and nonresident shareholders and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax Laws.

(viii) No member of the Company Group has executed or filed any agreement or other document extending the period for assessment, reassessment, or collection of any Taxes, and no power of attorney granted by any member of the Company Group with respect to any Taxes is currently in force.

(ix) No member of the Company Group has entered into any closing or other agreement which affects any Taxes of any member of the Company Group for any taxable year ending after the Closing Date. No member of the Company Group is a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

(x) No member of the Company Group has agreed to or is required to make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date. No Taxing authority has proposed to any member of the Company Group any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. No member of the Company Group has any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(xi) No asset of any member of the Company Group is “tax exempt use property” under Code Section 168(h). No portion of the cost of any asset of any member of the Company Group has been financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

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(xii) None of the assets of any member of the Company Group is property that any member of the Company Group is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xiii) No member of the Company Group has or had a permanent establishment in any foreign country and no member of the Company Group engages, and has not been engaged, in a trade or business in any foreign country. No claim has been made that any member of the Company Group has not properly paid Taxes or filed Tax Returns in a jurisdiction in which the applicable member of the Company Group does not file a Tax Return, nor has any member of the Company Group received any notice of any such jurisdiction’s intent to assert such a claim.

(xiv) In the past five (5) years, no member of the Company Group has been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355 or section 356.

(xv) No member of the Company Group has engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b)(2), or otherwise a “reportable transaction” for purposes of Code Section 6011, that could affect the income Tax liability for any taxable year not closed by the statute of limitations. No member of the Company Group has disclosed on its federal income Tax Returns any positions taken therein that could reasonably be expected to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(xvi) No member of the Company Group has material property or obligations, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(xvii) There is no taxable income of any member of the Company Group that will be required under applicable Tax Law to be reported by Parent or any of its Affiliates, including Company or any of the Company Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date.

(c) Continuity of Interest. Prior to the Merger, Company’s stockholders did not dispose of any Company Common Stock to Company or to Persons related to Company or receive any distribution from Company in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Section 1.368-1(e) of the United States Income Tax Regulations.

(d) No Other Actions. Neither any member of the Company Group nor, to the Knowledge of Company, any of their respective Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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3.16 Environmental Matters.

(a) To the Knowledge of Company, each member of the Company Group is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b) No member of the Company Group is required to hold any Environmental Permits for the operation of its businesses.

(c) To the Knowledge of Company, there is no Environmental Claim pending or overtly threatened against any member of the Company Group nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter contains an accurate and complete list of all Company Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (ii) the registration or application numbers thereof. Section 3.17(a) of the Company Disclosure Letter contains an accurate and complete list of all Company Owned Intellectual Property Rights and Company Licensed Intellectual Property Rights that are material to the business of any member of the Company Group. Section 3.17(a) of the Company Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of any member of the Company Group, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that the applicable member of the Company Group receives as “free software”, “open source software” or under a similar licensing or distribution model. Section 3.17(a) of the Company Disclosure Letter identifies which Computer Software (other than Computer Software excluded in accordance with items (x) and (y) above) is owned, licensed, leased or otherwise used in the business of any member of the Company Group. Section 3.17(a) of the Company Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties on or after June 30, 2016 that any member of the Company Group is obligated to provide maintenance or support thereunder (collectively, “Company Products”).

(b) Section 3.17(b) of the Company Disclosure Letter lists any License Agreements or Contracts under which any member of the Company Group has granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any Company Owned Intellectual Property Right. Section 3.17(b) of the Company Disclosure Letter lists any License Agreements or Contracts under which (i) any member of the Company Group has deposited or is obligated to deposit source code or other proprietary materials included within the Company Owned Intellectual Property Rights in escrow for the benefit of a third party, or (ii) a third party is or under any circumstances may be entitled to receive source code included in the Company Owned Intellectual Property Rights directly from any member of the Company Group or from escrow, excluding source code for Computer Software distributed as “free software”, “open source software”, or under a similar licensing or distribution model.

(c) No member of the Company Group is a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of any member of the Company Group to use or enforce any Company Owned Intellectual Property Rights.

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(d) Each member of the Company Group owns all right, title, and interest, free and clear of all security interests and similar encumbrances (other than Permitted Liens), in and to all Intellectual Property Rights used or held for use in the business of the Company Group (other than Company Licensed Intellectual Property Rights or Intellectual Property Rights that are not material to the business of any member of the Company Group). Except as listed in Section 3.17(d) of the Company Disclosure Letter, Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each Company Registered Intellectual Property Right.

(e) To the Knowledge of Company, the Company Licensed Intellectual Property Rights and Company Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of the Company Group as currently conducted. To Company’s Knowledge, the conduct of the business of the Company Group as such business is currently conducted, including the design, development, marketing and sale of Company Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f) No member of the Company Group has received any written, or, to the Knowledge of Company, oral communications from any third party that overtly claim that the operation of the business of Company, or any act of any member of the Company Group, or any Company Product or service, or the use of any Company Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. Except as set forth in Section 3.17(f) of the Company Disclosure Letter, no member of the Company Group has received any written communication from a third party pursuant to which the third party offered any member of the Company Group a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g) No member of the Company Group has received written notice of, and to the Knowledge of Company, there is no pending or threatened Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any Company Owned Intellectual Property Rights.

(h) To the Knowledge of Company, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Owned Intellectual Property Rights. Except as set forth in Section 3.17(h) of the Company Disclosure Letter, no member of the Company Group has brought any Legal Action against any third party alleging infringement, misappropriation or violation of Company Owned Intellectual Property Rights that remain unresolved. The members of the Company Group have the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of Company Owned Intellectual Property Rights.

(i) To the Knowledge of Company, Company Owned Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to Company Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of Company, neither any member of the Company Group nor any of the officers, employees or agents of any such entity have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any Company Owned Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any Company Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights.

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(j) Except as set forth in Section 3.17(j) of the Company Disclosure Letter, there are no actions that must be taken by any member of the Company Group within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights.

(k) Each member of the Company Group has made commercially reasonable efforts to protect its trade secrets and preserve their status as intellectual property under applicable Law. Each member of the Company Group has in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a commercially reasonable form of proprietary information/confidentiality agreement with the applicable member of the Company Group.

(l) Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of Company under such License Agreements or Contracts to the same extent the applicable members of the Company Group would have been able to had the transactions contemplated hereby not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties or payments which the Company Group would otherwise be required to pay. The consummation of the Merger and the transactions contemplated hereby will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of Company’s License Agreements or any Contract with any customer of any member of the Company Group, or give any Person (other than a member of the Company Group) or a party to any of Company’s License Agreements or any Contract with any customer of Company the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from any member of the Company Group or from escrow, source code for Computer Software or other proprietary materials of any member of the Company Group; (iii) result in the loss or impairment of any member of the Company Group’s ownership of or right to use Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights; or (iv) cause the Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including a covenant not to sue).

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3.18 Material Agreements. Section 3.18 of the Company Disclosure Letter sets forth a list of all Company Material Agreements. All of the Company Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of the applicable member(s) of the Company Group and, to the Knowledge of Company, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). Company has made available to Parent true and complete copies of all Company Material Agreements, including all amendments thereto. No member of the Company Group has violated or breached, or committed any default under, any Company Material Agreement, and, to the Knowledge of Company, no other Person has violated or breached, or committed any default under, any Company Material Agreement. No member of the Company Group has received or given any notice or claim of any actual or reasonably likely breach or violation of, or default under, any Company Material Agreement. No member of the Company Group has received or given any notice of an intention to terminate, not renew or challenge the validity or enforceability of any Company Material Agreement. No event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Material Agreement; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Agreement; (iii) give any Person the right to accelerate the maturity or performance of any Company Material Agreement; or (iv) give any Person the right to cancel, terminate or modify any Company Material Agreement. Each member of the Company Group has performed all respective material obligations required to be performed by it to date under the Company Material Agreements. No member of the Company Group has waived any of its material rights under any Company Material Agreement. Each Company Material Agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially identical terms immediately following the consummation of the transactions contemplated hereby or by any Transaction Document, and the consummation of the transactions contemplated hereby or by any Transaction Document shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from any member of the Company Group to any Person or give any Person the right to terminate or alter the provisions of such Company Material Agreement.

3.19 Customers and Suppliers. Company has delivered or made available to Parent a list identifying each customer, distributor or re-seller of the Company Group from which, for the twelve (12) month period ended December 31, 2015, the Company Group received revenue in excess of  $25,000 for such period (collectively, “Company Major Customers”). Section 3.19 of the Company Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to the Company Group for the twelve (12) month period ended December 31, 2015. Within the preceding twelve (12) months, no member of the Company Group has received written or, to the Knowledge of Company, oral notice that any Company Major Customer or supplier listed in Section 3.19 of the Company Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with any member of the Company Group; (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with any member of the Company Group; or (iii) intends to refuse to pay any amount due to any member of the Company Group or seek to exercise any remedy against any member of the Company Group. No member of the Company Group has, within the past twelve (12) months, been engaged in any material dispute with any Company Major Customer or supplier listed in Section 3.19 of the Company Disclosure Letter. Each member of the Company Group is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

3.20 Agreements with Regulatory Agencies. No member of the Company Group (a) is subject to any cease-and-desist or other Order issued by, (b) is a party to any Contract, consent agreement or memorandum of understanding with, (c) is a party to any commitment letter or similar undertaking to, (d) is subject to any order or directive by, (e) is a recipient of any extraordinary supervisory letter from, and (f) has adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 3.20, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the transactions contemplated hereby, to impair in any material respect the Surviving Corporation’s ability to conduct the business of the Company Group after the Effective Time, as presently conducted. No member of the Company Group has been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in an Company Material Adverse Effect.

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3.21 Related Party Transactions. Other than in respect of Contracts or interests related to employment in the ordinary course of business or incentive arrangements under the Company Option Plan and as disclosed in Section 3.21 of the Company Disclosure Letter, to the knowledge of the Company no Related Party (i) is a party to any Contract with or binding upon any member of the Company Group or any of its assets, rights or properties or has any interest in any property owned by any member of the Company Group or has engaged in any transaction with any of the foregoing since January 1, 2015, (ii) has any direct or indirect ownership interest in any material asset used in the business of the Company Group, (iii) is indebted to any member of the Company Group, or (iv) since January 1, 2015, has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving any member of the Company Group.

3.22 Accounts Receivable and Payable.

(a) The accounts receivable of each member of the Company Group represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by the Company Group in the ordinary course of business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of Company, subject to any material defenses, set-offs or counterclaims. Each member of the Company Group has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time. The Company Group will bill all unbilled receivables in the ordinary course of business consistent with past practice.

(b) All accounts payable of each member of the Company Group are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable. There are no accounts payable of the Company Group (i) for purchases in material excess of usual requirements, (ii) that did not arise in the ordinary course of business, or (iii) that are materially past due. All accounts payable of the Company Group are appropriately reserved for and recorded in accordance with GAAP and, in the case of those accounts payable incurred prior to June 30, 2016, reflected in the Company Financial Statements.

3.23 Deferred Revenue. The deferred revenue balance of each member of the Company Group represents or will represent valid, bona fide obligations of the applicable member of the Company Group to perform services in the ordinary course of business consistent with past practices and the amount of cash payable to the applicable member of the Company Group under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of Company, the obligations of each member of the Company Group under the Contracts underlying the deferred revenue amounts of the Company Group were incurred in the ordinary course of business consistent with past practices.

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3.24 Insurance. All casualty, general liability, business interruption, product liability, director & officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by the Company Group are listed in Section 3.24 of the Company Disclosure Letter (the “Company Insurance Policies”) and true and complete copies of the Company Insurance Policies have been made available to Parent, including historical property and casualty claims information with respect to the five (5)-year period prior to the date hereof indicating pending and paid claims as of the date hereof. No member of the Company Group has received: (a) any written notice of cancellation or premium increase with respect to or alteration of coverage under any Company Insurance Policy with respect to such Company Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally, (b) any notice regarding any dispute by the applicable carrier of any of the existing insurance policies relating to the business of the Company Group and no such disputes exist or (c) any notice from the applicable carrier regarding any refusal of coverage under, or any rejection of any claim under, any such policies and, to the Knowledge of Company, there is no basis for any such refusal of coverage or rejection of any such claim. There are no claims related to the business of any member of the Company Group pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All insurance policies relating to the business of the Company Group are in full force and effect and the applicable insured parties have complied in all material respects with the provisions of such policies.

3.25 Brokers. Except as set forth on Section 3.25 of the Company Disclosure Letter, no member of the Company Group has incurred, or will incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.26 Immigration. The Company Group is in compliance in all material respects with all federal, state and local immigration laws, statutes, rules, codes, orders and regulations, including the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto. The Company Group has properly maintained in all material respects all records required by the Department of Homeland Security and former Immigration and Naturalization Service, including a properly completed Form I-9 for each employee of the Company Group, and does not knowingly employ individuals lacking authorization to work in the United States. To the knowledge of the Company, the Company Group is not the subject of any inspection or investigation relating to its compliance with or violation of such immigration Laws, nor has the Company Group been fined, penalized, warned or received any other written notice regarding compliance with such immigration Laws.

3.27 Privacy and Security.

(a) Company has used commercially reasonable efforts to ensure compliance with applicable Laws in relation to data protection and data privacy, and the security of the Company Group’s information, including Personally Identifiable Information, and uses commercially reasonable efforts to protect against any reasonably anticipated threats or hazards. Company has promptly (i) taken appropriate actions to address any known or suspected information security breaches, intrusions, and failures (a “Security Related Incident”) and (ii) fully remediated the cause of any such Security Related Incident(s). To the Knowledge of Company, no Security Related Incidents have occurred during the twelve (12) months prior to the date hereof.

(b) To the Knowledge of Company, each of the Company Group’s third-party data suppliers, vendors, customers and clients that transfer or receive or otherwise process Personally Identifiable Information to or from any of the Company Group (a “PII Third Party”), are in compliance in all material respects with (i) all applicable Laws governing the privacy, collection, processing, use, sale, storage, sharing or transfer of Personally Identifiable Information and (ii) the data protection and data privacy policies, and the related policies, requirements, programs or other notices (if any) applicable to the collection, processing, use, sale, storage, sharing or transfer of Personally Identifiable Information, of the Company Group, such PII Third Party and any other applicable PII Third Party. To the Knowledge of Company, there has not occurred any breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) by any member of the Company Group or, any other party thereto of the data privacy terms of any Contract to which any of the Company Group is bound (including any requirements provided by any other party thereto in such party's capacity as a data controller). To the Knowledge of Company, the transactions contemplated by this Agreement and the other Company Transaction Documents will not breach any applicable Law or any of the policies, requirements, programs or notices referred to in this Section 3.27.

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(c) To the Knowledge of Company, each member of the Company Group (i) has the full right and authority to use, process, sell, store, share and transfer all Personally Identifiable Information used or collected to fulfill its obligations to its PII Third Parties and to conduct its business in the ordinary course as currently conducted and (ii) has not done any of the foregoing actions described in subpart (i) of this subsection (c) without first obtaining the full legal and contractual right and authority to do so.

(d) Each member of the Company Group is not and has not been subject to any Order of, or is or has received a written notice from, a Governmental Entity regarding actual or alleged non-compliance with or violation of any Laws governing the privacy, collection, processing, use, sale, storage, sharing or transfer of Personally Identifiable Information that has not since been fully and finally resolved with no ongoing Liability to any member of the Company Group. No Person has made a written claim for any compensation or damages from Company, or initiated or threatened in writing to initiate any proceeding against any member of the Company Group, in relation to the loss of or unauthorized (or the alleged loss of or unauthorized) use, disclosure or transfer of Personally Identifiable Information, or otherwise for or arising as a result of actual or alleged non-compliance with or violation of any applicable Law governing the privacy, collection, processing, use, sale, storage, sharing or transfer of Personally Identifiable Information, and, to the Knowledge of the Company, no facts or circumstances exist that might give rise to any such claim.

(e) To the Knowledge of Company, each member of the Company Group does not use or process Personally Identifiable Information obtained in the course of providing services to any of its customers or clients other than in the provision of services to, or otherwise on behalf and on the instructions of, that customer or client.

3.28 Inapplicability of Anti-takeover Statutes. The Board of Directors of Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the NYBCL and the DGCL are, and will be, inapplicable to the execution, delivery and performance by the Company of this Agreement and to the consummation of the Merger and the other transactions contemplated hereunder.

3.29 Certain Payments, Etc. Neither the Company Group nor, to the knowledge of Company, any Representative of, or other Person acting for or on behalf of, the Company Group, has at any time, directly or indirectly (a) used any corporate funds: (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity; (ii) to make any unlawful payment to any governmental official or employee; or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (c) performed any favor or given any gift which was not deductible for federal income tax purposes; or (d) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.

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3.30 OFAC/Export Control Provisions. No member of the Company Group, nor any of their officers or directors (or equivalents thereof), is: (a) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (b) a person, country or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). Company is not, directly or indirectly, owned or controlled by, or under common control with, or, to the Knowledge of Company, acting for the benefit of or on behalf of, any Sanctions Target. Except as set forth in Section 3.30 of the Company Disclosure Letter, each member of the Company Group has at all times complied, and is in compliance, in all material respects, with all national and international laws, statutes, orders, rules, regulations and requirements promulgated by any Governmental Entity or other authority with regard to the exportation of goods, commodities, technology or software, and has held, and currently holds, all necessary licenses with respect to the foregoing. Specifically, but without limitation of the foregoing, except as set forth in Section 3.30 of the Company Disclosure Letter, no member of the Company Group has exported or re-exported any goods, commodities, technology or software in any manner that violates any applicable national or international export control statute, executive order, regulation, rule or sanction, including the OFAC Regulations, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Trade Sanctions Reform and Export Enhancement Act of 2000 (TSRA), and any OFAC Sanctions Program.

3.31 Full Disclosure. Neither this Agreement (including the Company Disclosure Letter) nor any Transaction Document: (i) contains any representation or warranty by Company or information regarding the Company Group that is false or misleading with respect to any material fact; or (ii) omits to state any material fact necessary in order to make the representations, warranties and information regarding the Company Group contained herein and therein, in light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Company, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in the disclosure letter supplied by Parent to Company, dated as of the date hereof  (the “Parent Disclosure Letter”) as set forth below in this Article IV. As used in this Article IV, unless the context indicates otherwise, the term “Parent Group” (as defined in Section 4.1(a) below) means each entity comprising the Parent Group.

4.1 Organization and Qualification; Subsidiaries.

(a) Each of Parent and its wholly-owned subsidiaries, Merger Sub, and Snap Mobile Limited, a UK company (together, the “Parent Subsidiaries” and, together with Parent, the “Parent Group”), is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and to perform its obligations under all Contracts by which it is bound. Each member of the Parent Group is duly qualified or licensed as a foreign corporation or company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, except for incidental Liabilities incurred in connection with its organization and except for the transactions contemplated by this Agreement, Merger Sub has not engaged in any other business activities or incurred any other Liabilities, or entered into any agreements or arrangements with any Person.

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(b) No Subsidiaries. Section 4.1(b)-1 of the Parent Disclosure Letter lists each of the Parent Subsidiaries as of the date hereof and its place of organization. Each of the Parent Subsidiaries is wholly-owned by Parent. Except as set forth in Section 4.1(b)-2 of the Parent Disclosure Letter, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Parent Subsidiary have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws or the Laws of the jurisdiction of formation of any Parent Subsidiary organized under foreign Laws. Except as set forth in Section 4.1(b)-3 of the Parent Disclosure Letter, and except for the capital stock of, or other equity or voting interests in, the Parent Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

4.2 Certificate of Incorporation and Bylaws. Parent has previously furnished or made available to Company complete and correct copies of the organizational documents of each member of the Parent Group (e.g., certificate of incorporation, certificate of formation, by-laws, operating agreement), as amended to date. Such organizational documents are in full force and effect. No member of the Parent Group is in violation of any of the provisions of its organizational documents.

4.3 Capital Stock of Parent. The authorized capital stock of Parent consists of the following:

(a) Preferred stock, $0.001 par value: authorized shares of 10,000,000 and no shares issued or outstanding as of the date hereof;

(b) Parent Common Stock, $0.001 par value: authorized shares 500,000,000 and 52,017,826 issued and outstanding as of the date hereof, which includes 10,325,000 restricted shares (the “Parent RSUs”) granted under the Parent Option Plans or otherwise granted to any Person;

(c) 6,388,878 of shares of Parent Common Stock reserved for issuance for the exercise or conversion of all issued or granted Derivative Securities, including:

(i) 25,000 warrants; and

(ii) 6,363,878 options (the “Parent Options”) granted under the Snap Interactive, Inc. 2016 Long-Term Incentive Plan and the Snap Interactive, Inc. 2011 Amended and Restated Long-Term Incentive Plan (the “Parent Option Plans”) or otherwise granted to any Person, of which 2,373,028 Parent Options have an exercise price of greater than $0.22 and of which 3,990,850 Parent Options have an exercise price of less than or equal to $0.22; and

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(d) There are no shares of Parent Common Stock or any Parent Derivative Security held in the treasury of Parent.

(e) There are no Derivative Securities issued by Parent (or otherwise outstanding) other than as described in Section 4.3(c) or in Parent 2016 SEC Documents;

(f) Section 4.3(f) of the Parent Disclosure Letter or the Parent 2016 SEC Documents set forth the following information with respect to each Derivative Security issued by Parent as of the date hereof and Parent will provide a supplement dated the Closing Date to provide the following information as of the Closing Date:

(i) the name of the holder thereof;

(ii) the number of shares of Parent Common Stock subject to such Derivative Security;

(iii) the exercise price of such Parent Option or Parent RSU;

(iv) the terms of any note that is a Derivative Security;

(v) the date on which such Parent Option or Parent RSU was granted and the applicable vesting schedule;

(vi) the date on which such Parent Option or Parent RSU expires;

(vii) whether such Parent Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option;

(viii) the maturity date for each note that is a Derivative Security; and

(ix) whether the exercisability or right to convert any Derivative Security will be accelerated in any way by the transactions contemplated hereby, and a summary of the rights acceleration.

(g) Parent has made available to Company accurate and complete copies of each agreement, instrument or certificate evidencing a Derivative Security. All shares of Parent Common Stock subject to the issuance upon the exercise or conversion of any Derivative Security, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except for the Parent Option Plans, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person.

(h) All outstanding shares of Parent Common Stock, and all outstanding Parent Options and Parent RSU under the Parent Option Plans, have been issued and granted in compliance in all material respects with: (i) all Laws and Orders or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts and the Parent Option Plans.

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(i) Except as set forth in Section 4.3(i) of the Parent Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Parent is a party or by which it is bound, with respect to any equity security of any class of Parent.

(j) There are no Derivative Securities issued by any Parent Subsidiary (or otherwise outstanding). Except as disclosed in the Parent 2016 SEC Documents, and except for the outstanding Parent Options and the Parent RSUs, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any Parent Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any Parent Subsidiary; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent or any Parent Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any Parent Subsidiary.

(k) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock or preferred stock of Parent is entitled or subject to any preemptive right, right of participation or any similar right and none of the outstanding shares of Parent Common Stock or preferred stock of Parent is subject to any right of first refusal in favor of Parent or any Parent Subsidiary.

(l) There is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock or preferred stock of Parent. Neither Parent or any Parent Subsidiary is under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

4.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “Parent Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Parent Transaction Documents by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Parent Transaction Documents or to consummate the transactions so contemplated. This Agreement and the Parent Transaction Documents have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

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4.5 No Conflict; Required Filings and Consents.

(a) Subject only to the filing and recordation of the Certificate of Merger pursuant to the NYBCL and the DGCL and except as set forth on Section 4.5 of the Parent Disclosure Letter, the execution and delivery of this Agreement and the Parent Transaction Documents by each member of the Parent Group that is a party hereto or thereto do not, and the performance of this Agreement and the Transaction Documents by each member of the Parent Group that is a party hereto or thereto will not: (i) conflict with or violate the organizational documents of any member of the Parent Group; (ii) conflict with or violate any Law applicable to the Parent Group or by which its properties is bound or affected; (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or any other Person the right to challenge the Merger or any of the transactions contemplated by this Agreement (other than the right to exercise dissenters’ rights under the NYBCL) or any of the Parent Transaction Documents or to exercise any remedy or obtain any relief under, any Law or any Order to which any member of the Parent Group or any of the assets owned, used or controlled by any member of the Parent Group is subject; (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by any member of the Parent Group or that otherwise relates to any of the assets owned, used or controlled by any member of the Company Group; (v) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Parent Group’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Parent Group pursuant to, any material Contract to which the Parent Group is a party or by which the Parent Group or any of its properties are bound or affected; or (vi) cause the acceleration of any vesting of any awards for or rights to Parent Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of Parent Common Stock. Section 4.5 of the Parent Disclosure Letter sets forth a list of all material Contracts that require a consent to be obtained or a notice to be given in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

(b) The execution and delivery of this Agreement and the Parent Transaction Documents by Parent and Merger Sub does not, and the performance of this Agreement and the Parent Transaction Documents by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity or any Person, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the OTCQB; and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and the NYBCL.

4.6 Reports and Financial Statements; Internal Controls.

(a) Parent has filed all forms, reports and documents required to be filed by it with the SEC (all such required forms, reports and documents are referred to herein as the “Parent SEC Documents”), all of which Parent has made available to Company (by public filing with the SEC or otherwise). As of their respective dates, the Parent SEC Documents: (i) were prepared in accordance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

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(b) The audited consolidated financial statements of Parent as of and for the years ended December 31, 2014 and December 31, 2015, and the unaudited interim consolidated financial statements of Parent as of and for the quarter ended June 30, 2016, including, in each case, the notes, if any, thereto (the “Parent Interim Financial Statements”, and collectively, the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Parent) and the absence of complete footnotes) in all material respects the financial position of Parent as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of Parent, which books and records are accurate and complete in all material respects.

(c) Except as disclosed in the footnotes to the Parent Financial Statements, Section 4.6(c) of the Parent Disclosure Letter or in Parent 2016 SEC Documents, the Parent Group is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Parent Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Parent Group in Parent’s financial statements.

(d) The Parent Group does not have outstanding and will not have outstanding on the Closing Date (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any member of the Parent Group.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Since January 1, 2013, Parent has disclosed to its auditors and Board of Directors any written notification of any (1) “significant deficiency” in the internal control over financial reporting of Parent, (2) “material weakness” in the internal control over financial reporting of Parent or (3) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

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(f) Neither Parent nor any director, officer, auditor, accountant or representative thereof has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Parent has engaged in questionable accounting or auditing practices. No current or former attorney representing Parent has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, or any of its officers, directors, employees or agents, to the current Board of Directors of Parent or any committee thereof or to any current director or executive officer of Parent.

(g) Section 4.6(g) of the Parent Disclosure Letter is a complete listing of all of the Indebtedness of the Parent Group, including: (i) a detailed list of the Persons to whom such Indebtedness is owed, and (ii) the material terms of such Indebtedness. Company has been supplied with all relevant documentation associated with the Indebtedness of the Parent Group. No member of the Parent Group has guaranteed nor is any member of the Parent Group responsible or liable for any Indebtedness, liability or other obligation of any Person.

(h) To the Knowledge of Parent, since January 1, 2010, no employee of Parent or its Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act. Neither Parent nor its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee or agent of Parent or its Subsidiaries, has discharged, demoted or suspended an employee of Parent or its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(i) Parent has previously furnished or made available to Company complete and correct copies of Parent bank statements reflecting its unrestricted cash and bank deposits as of a date within two (2) Business Days prior to the date hereof. Except for cash withdrawals to cover checks that have been issued in the ordinary course of business, such bank statements fairly present in all material respects the cash position of the Parent Group as of the date hereof.

4.7 Compliance; Permits.

(a) No member of the Parent Group is in conflict with, or in default or violation of: (i) any Law or Order applicable to the Parent Group or any member thereof, or by which any of its properties is bound or affected; or (ii) any Contract to which the Parent Group or any member thereof is a party or by which the Parent Group or any of each entity’s respective properties are bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a Parent Material Adverse Effect. No Governmental Entity has indicated in writing to the Parent Group an intention to conduct an investigation or review against the Parent Group, and, to the Knowledge of Parent, no investigation or review by any Governmental Entity is pending or overtly threatened against the Parent Group, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

(b) The Parent Group holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the Parent Group as currently conducted (collectively, the “Parent Permits”). To the Knowledge of Parent, the Parent Group is in compliance in all material respects with the terms of each of the Parent Permits.

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(c) The Parent Group is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Parent Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Parent Approvals would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

4.8 No Undisclosed Liabilities. Except as disclosed in Section 4.8 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Parent Financial Statements (including in the notes thereto), (ii) were incurred since the December 31, 2015 in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except for matters reflected or reserved against in the balance sheet (including the notes thereto) as of December 31, 2015 included in the Parent Financial Statements or as disclosed in Section 4.8 of the Parent Disclosure Letter or in Parent 2016 SEC Documents or are incurred in connection with this Merger and the transactions contemplated by this Agreement, no member of the Parent Group had at such date, or has incurred since that date, any Liabilities, except Liabilities incurred in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have in the aggregate, a Parent Material Adverse Effect.

4.9 Absence of Certain Changes or Events. Since December 31, 2015, except as described in Section 4.9 of the Parent Disclosure Letter or in Parent 2016 SEC Documents or as contemplated under the terms of this Agreement, the Parent Group has not:

(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties, except for sales or transfers in the ordinary course of business consistent with past practice;

(b) suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or Act of God that is not covered by insurance;

(c) suffered any change to its businesses, other than in the ordinary course of business consistent with past practice, which has had, or would reasonably be expected to have, a Parent Material Adverse Effect;

(d) entered into any Contract that would constitute a Parent Material Agreement, other than in the ordinary course of business consistent with past practice;

(e) terminated or materially modified, waived any material right under or cancelled any Parent Material Agreement or waived any material right with respect to any of the items disclosed in Section 4.18 of the Parent Disclosure Letter;

(f) incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practice which are not material to its businesses;

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(g) sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding the Parent Options or the Parent RSUs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for the Parent Options or the Parent RSUs); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(h) amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the Parent Option Plans; (ii) any Parent Option or any Contract evidencing or relating to any Parent Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(i) formed any Subsidiary or acquired any equity interest or other interest in any other entity;

(j) changed any of its accounting methods, principles or practices;

(k) made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) commenced or settled any Legal Action;

(m) granted any registration rights with respect to any of its securities;

(n) paid, accrued, set aside or declared any dividends or other distributions on its equity securities of any class or issued, repurchased or redeemed any of its equity securities of any class;

(o) transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 4.17 of the Parent Disclosure Letter, other than in the ordinary course of business consistent with past practice;

(p) made any material capital expenditures;

(q) effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(r) made any capital investment in, or any loan to, any other Person;

(s) amended any of its organizational or constituent documents;

(t) paid or materially increased any bonuses, salaries, or other compensation to any director, officer, employee or any other Person except as required by applicable law or in the ordinary course of business consistent with past practice and that are reflected in the current payroll register of Parent that has been provided to Company;

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(u) made any payments to any Related Party other than as described in Section 4.21 of the Parent Disclosure Letter or in the Parent 2016 SEC Documents and for wages and benefits as set forth in the payroll register of Parent provided in such Section of the Parent Disclosure Letter;

(v) adopted, modified or increased payments or benefits under any Parent Plans (defined below) or entered into or amended any employment, deferred compensation, severance, consulting or similar agreement involving any director, officer, employee or any other Person, in each case except as required by applicable law or in the ordinary course of business consistent with past practices;

(w) entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $50,000;

(x) changed any material accounting method, assumption or period, made, changed or revoked any Tax election, filed a Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(y) changed any of the material terms in any material respect for the license of its products and services;

(z) instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $25,000 in the aggregate; or

(aa) agreed or committed, whether orally or in writing, to do any of the foregoing.

4.10 Absence of Litigation.

(a) Except as set forth on Section 4.10 of the Parent Disclosure Letter, there are no Legal Actions pending or, to the Knowledge of Parent, threatened against any member of the Parent Group, or any properties or rights of any member of the Parent Group: (i) that involves the Parent Group or any of the assets owned, used or controlled by the Parent Group or any Person whose liability the Parent Group has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents. No claim or dispute exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Action. Parent has made available to Company accurate and complete copies of all pleadings, correspondence and other written materials to which the Parent Group has access and that relate to any Legal Action identified or required to be identified in the Parent Disclosure Letter.

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(b) There is no Order to which any member of the Parent Group, or any of the assets owned or used by the Parent Group, is subject. To the Knowledge of Parent, no shareholder, officer or other employee of Parent is subject to any Order that prohibits such shareholder, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Parent Group. To the Knowledge of Parent, there is no proposed Order that, if issued or otherwise put into effect (i) could have an adverse effect on the business or on the ability of the Parent Group to comply with or perform any covenant or obligation under this Agreement or any of the Transaction Documents or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement or the Transaction Documents.

4.11 Employee Benefit Plans.

(a) Employee Plans.

(i) Other than those plans, policies or programs required to be maintained by applicable law, Section 4.11(a) of the Parent Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other material pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, any other equity-based compensation, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday, sick leave or other paid time off and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by:

(A) any member of the Parent Group; or

(B) any trade or business (whether or not incorporated) which is an ERISA Affiliate, under which any member of the Parent Group or any ERISA Affiliate thereof has any Liability with respect to any current or former employee, director, officer or independent contractor of any member of the Parent Group (the “Parent Plans”).

(ii) Parent has made available to Company, as applicable:

(A) correct and complete copies of all documents embodying each Parent Plan including all amendments thereto, all related trust documents, insurance contracts, or other funding mediums, and all material written agreements and contracts relating to each such Parent Plan;

(B) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Plan;

(C) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Plan;

(D) all IRS determination, opinion, notification and advisory letters applicable to any Parent Plan;

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(E) all material correspondence to or from any Governmental Entity relating to any Parent Plan;

(F) all COBRA forms and related notices within the last three (3) years;

(G) all discrimination tests for each Parent Plan for the most recent three (3) plan years;

(H) the most recent annual actuarial valuations, if any, prepared for each Parent Plan;

(I) the most recent annual and periodic accounting of each Parent Plan assets;

(J) all material written agreements and contracts relating to each Parent Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(K) all material communications distributed to any employee or former employee within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any Parent Plan or proposed Parent Plan;

(L) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Plan; and

(M) all registration statements, annual reports and prospectuses prepared in connection with any Parent Plan.

(b) Each member of the Parent Group and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the Parent Plans. Each Parent Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such Parent Plans.

(c) No Legal Actions (excluding individual claims for benefits incurred in the normal operation of each Parent Plan) are pending, or to the Knowledge of Parent are threatened, against or with respect to any such Parent Plan. No member of the Parent Group has received any correspondence from the IRS, the DOL or any other Governmental Entity regarding, and, to the Knowledge of Parent, there are no audits, enquiries or proceedings pending or, to the Knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Entity with respect to any Parent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof and as of the Closing Date to the Parent Plans have or will have been timely made or accrued.

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(d) Any Parent Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) or can rely upon a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of Parent, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. No member of the Parent Group has any plan or commitment to establish any new Parent Plan, to materially modify any Parent Plan (except to the extent required by Law or to conform any such Parent Plan to the requirements of any applicable Law, in each case as previously disclosed to Company in writing, or as required by this Agreement), or to enter into any new Parent Plan.

(e) No Parent Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither any member of the Parent Group nor any ERISA Affiliate thereof has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither any member of the Parent Group nor any ERISA Affiliate thereof has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. No member of the Parent Group is subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any Parent Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Plan that would reasonably be expected to impose a material Liability on any member of the Parent Group.

(f) No member of the Parent Group has, nor is any such entity required to have, an International Employee Plan.

(g) Each member of the Parent Group and each ERISA Affiliate thereof has complied in all material respects with the notice and continuation coverage requirements of COBRA. None of the Parent Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and no member of the Parent Group has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h) Except as provided in Section 4.11(h) of Parent Disclosure Letter, neither the execution and delivery of this Agreement or the Parent Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, solely by themselves, will: (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of any member of the Parent Group under any Parent Plan or otherwise; (ii) materially increase any benefits otherwise payable by any member of the Parent Group to any employee or service provider; (iii) limit the right to merge, amend or terminate any Parent Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i) Except as provided in Section 4.11(i) of the Parent Disclosure Letter, no payment or benefit that will or may be made by any member of the Parent Group or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of any member of the Parent Group, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which any member of the Parent Group is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

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(j) Section 4.11(j) of the Parent Disclosure Letter sets forth the name, title and current annual salary of each executive officer of Parent, and all present officers and employees of any member of the Parent Group whose rate of annual base salary equals or exceeds $100,000. Section 4.11(j) of the Parent Disclosure Letter also sets forth the name of each independent contractor who is currently rendering services to any member of the Parent Group (along with the 2015 payments to each such independent contractor) who received payments from the Parent Group during the 2015 calendar year is excess of $50,000.

(k) Except as would not reasonably be expected to result in a material liability to the any member of the Parent Group, each Parent Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation in all material respects with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Parent Plan is subject to tax under Section 409A of the Code.

(l) Each Parent Option was granted with a per share exercise price equal to or greater than the fair market value (determined in accordance with Sections 409A and 422 of the Code, as applicable, and the regulations and other authoritative guidance issued thereunder) of the underlying Parent Common Stock on the grant date thereof.

4.12 Labor Matters.

(a) (i) No member of the Parent Group is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by any member of the Parent Group nor does any member of the Parent Group know of any activities or proceedings of any labor union to organize any such employees; and (ii) Parent does not have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of any member of the Parent Group.

(b) During the past three (3) years: (i) each member of the Parent Group is and has been in material compliance with all applicable Laws with respect to labor and employment, including Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) except as disclosed in Section 4.12(b) of the Parent Disclosure Letter or in Parent 2016 SEC Documents, to the Knowledge of Parent, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between any member of the Parent Group (on the one hand) and any of the current or former employees or current or former workers of any member of the Parent Group (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of Parent, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) no member of the Parent Group has been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of Parent, no member of the Parent Group has been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of any member of the Parent Group, or subject to fines, penalties, or assessments associated with such audits or investigations.

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(c) To the Knowledge of Parent, all of the employees of the Parent Group are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d) To the Knowledge of Parent, each member of the Parent Group has properly treated all individuals performing rendered services to the Parent Group as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of any member of the Parent Group.

4.13 Restrictions on Business Activities. There is no agreement or Order binding upon any member of the Parent Group or to which any member of the Parent Group is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or materially impairing any present business practice of any member of the Parent Group, any acquisition of property by any member of the Parent Group or the conduct of business by any member of the Parent Group as currently conducted, in each case, except as may be disclosed by Parent in Section 4.13 of the Parent Disclosure Letter.

4.14 Title to Assets; Property.

(a) Each of Parent and the Parent Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned or leased by it, including: (i) all assets reflected on the Parent Interim Financial Statements; and (ii) all other assets reflected in the books and records of Parent and the Parent Subsidiaries as being owned by Parent and the Parent Subsidiaries, except as would not reasonably be expected to result in a Parent Material Adverse Effect. All of said assets are owned by Parent and the Parent Subsidiaries free and clear of any Liens, except for Permitted Liens.

(b) No member of the Parent Group owns any real property. Section 4.14 of the Parent Disclosure Letter identifies by street address all real property leased or subleased by each member of the Parent Group (the “Parent Leased Real Estate”). All Parent Leased Real Estate is leased or licensed to the applicable member of the Parent Group pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to Company (collectively the “Parent Leases”). Each member of the Parent Group has a valid leasehold interest in Parent Leased Real Estate that is leased to it, free and clear of all Liens. No member of the Parent Group has subleased any Parent Leased Real Estate. Parent Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 4.14 of the Parent Disclosure Letter. Parent Leases are in full force and effect. To the Knowledge of Parent, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or the applicable member of the Parent Group under the Parent Leases. The applicable member of the Parent Group has performed in all material respects all of the obligations on its part to be performed under the Parent Leases. No written consent of any landlord or sublandlord or any licensor under the Parent Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the Parent Transaction Documents except as otherwise provided in Section 4.14 of the Parent Disclosure Letter or in Parent 2016 SEC Documents.

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(c) No member of the Parent Group has received written notice that the use or occupancy of Parent Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(d) There are no pending or, to the Knowledge of Parent, threatened condemnation proceedings with respect to any material portion of Parent Leased Real Estate.

4.15 Taxes.

(a) Tax Returns and Audits. Except as may be disclosed by Parent in Section 4.15 of the Parent Disclosure Letter or in Parent 2016 SEC Documents:

(i) Each member of the Parent Group has timely filed all federal, state, local and foreign Tax Returns relating to Taxes required to be filed by such member of the Parent Group, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes required to paid by the Parent Group have been paid.

(ii) Parent has delivered or made available to Company correct and complete copies of all Tax Returns (including extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by any member of the Parent Group, and other correspondence with Taxing authorities filed or received with respect to periods beginning on or after January 1, 2010. No member of the Parent Group is a successor to, or alter ego or continuation of, any other entity for U.S. federal Tax purposes. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of any member of the Parent Group or its stock or membership interests. All Taxes not yet due and payable have been properly accrued on the books of the applicable member of the Parent Group, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to Company are adequate. Any Tax Return of each member of the Parent Group required to be filed through the Closing Date (without extensions) shall be properly and timely filed by the Closing, with prior review and consent by Company, unless a valid extension is filed after the date hereof, with the prior consent of Company.

(iii) No member of the Parent Group has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against any member of the Parent Group, nor has any member of the Parent Group executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by any member of the Parent Group with respect to any Taxes is currently in force.

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(iv) Tax Returns of each member of the Parent Group have been audited by applicable Taxing authorities, or have been closed by the applicable statute of limitations, for all periods through 2011; no adjustments, deficiencies, assessments or reassessments for any Taxes have been proposed, asserted or assessed against any member of the Parent Group by any federal, state, local or foreign taxing authority.

(v) No Tax audits or other administrative proceedings, discussions, or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of any member of the Parent Group, and no issues are being asserted against any member of the Parent Group in connection with any existing audits or proceedings.

(vi) No member of the Parent Group has been a member of any consolidated, combined or unitary group with any entity other than one or more other members of the Parent Group for federal, state, local or foreign Tax purposes. No member of the Parent Group has been party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes. Except for the equity ownership of the Parent Subsidiaries by Parent, neither Parent nor any Parent Subsidiary has had any subsidiary or equity, or option to acquire equity, in any entity at any time since its formation.

(vii) Each member of the Parent Group has (i) withheld all amounts required to be withheld from its employees, agents, contractors and nonresident shareholders and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax laws.

(viii) No member of the Parent Group has executed or filed any agreement or other document extending the period for assessment, reassessment, or collection of any Taxes, and no power of attorney granted by any member of the Parent Group with respect to any Taxes is currently in force.

(ix) No member of the Parent Group has entered into any closing or other agreement which affects any Taxes of any member of the Parent Group for any taxable year ending after the Closing Date. No member of the Parent Group is a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

(x) No member of the Parent Group has agreed to or is required to make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date. No Taxing authority has proposed to any member of the Parent Group any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. No member of the Parent Group has any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

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(xi) No asset of any member of the Parent Group is “tax exempt use property” under Code Section 168(h). No portion of the cost of any asset of any member of the Parent Group has been financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

(xii) None of the assets of any member of the Parent Group is property that any member of the Parent Group is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xiii) No member of the Parent Group has or had a permanent establishment in any foreign country and no member of the Parent Group engages, and has not been engaged, in a trade or business in any foreign country. No claim has been made that any member of the Parent Group has not properly paid Taxes or filed Tax Returns in a jurisdiction in which the applicable member of the Parent Group does not file a Tax Return, nor has any member of the Parent Group received any notice of any such jurisdiction’s intent to assert such a claim.

(xiv) In the past five (5) years, no member of the Parent Group has been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355 or section 356.

(xv) No member of the Parent Group has engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b)(2), or otherwise a “reportable transaction” for purposes of Code Section 6011, that could affect the income Tax liability for any taxable year not closed by the statute of limitations. No member of the Parent Group has disclosed on its federal income Tax Returns any positions taken therein that could reasonably be expected to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(b) Continuity of Interest. Prior to the Merger, Parent’s stockholders did not dispose of any Parent Common Stock to Parent or to Persons related to Parent or receive any distribution from Parent in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Section 1.368-1(e) of the United States Income Tax Regulations.

(c) No Other Actions. Neither any member of the Parent Group nor, to the Knowledge of Parent, any of their respective Affiliates, has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.16 Environmental Matters.

(a) To the Knowledge of Parent, each member of the Parent Group is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b) No member of the Parent Group is required to hold any Environmental Permits for the operation of its businesses.

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(c) To the Knowledge of Parent, there is no Environmental Claim pending or overtly threatened against any member of the Parent Group nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

4.17 Intellectual Property.

(a) Section 4.17(a) of the Parent Disclosure Letter contains an accurate and complete list of all Parent Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (ii) the registration or application numbers thereof. Section 4.17(a) of the Parent Disclosure Letter contains an accurate and complete list of all Parent Owned Intellectual Property Rights and Parent Licensed Intellectual Property Rights that are material to the business of any member of the Parent Group. Section 4.17(a) of the Parent Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of any member of the Parent Group, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that the applicable member of the Parent Group receives as “free software”, “open source software” or under a similar licensing or distribution model. Section 4.17(a) of the Parent Disclosure Letter identifies which Computer Software (other than Computer Software excluded in accordance with items (x) and (y) above) is owned, licensed, leased or otherwise used in the business of any member of the Parent Group. Section 4.17(a) of the Parent Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties on or after January 1, 2016 that any member of the Parent Group is obligated to provide maintenance or support thereunder (collectively, “Parent Products”).

(b) Section 4.17(b) of the Parent Disclosure Letter lists any License Agreements or Contracts under which any member of the Parent Group has granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any Parent Owned Intellectual Property Right. Section 4.17(b) of the Parent Disclosure Letter lists any License Agreements or Contracts under which (i) any member of the Parent Group has deposited or is obligated to deposit source code or other proprietary materials included within the Parent Owned Intellectual Property Rights in escrow for the benefit of a third party, or (ii) a third party is or under any circumstances may be entitled to receive source code included in the Parent Owned Intellectual Property Rights directly from any member of the Parent Group or from escrow, excluding source code for Computer Software distributed as “free software”, “open source software”, or under a similar licensing or distribution model.

(c) No member of the Parent Group is a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of any member of the Parent Group to use or enforce any Parent Owned Intellectual Property Rights.

(d) Each member of the Parent Group owns all right, title, and interest, free and clear of all security interests and similar encumbrances (other than Permitted Liens), in and to all Intellectual Property Rights used or held for use in the business of the Parent Group (other than Parent Licensed Intellectual Property Rights or Intellectual Property Rights that are not material to the business of any member of the Parent Group). Except as listed in Section 4.17(d) of the Parent Disclosure Letter or in Parent 2016 SEC Documents, Parent is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each Parent Registered Intellectual Property Right.

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(e) To the Knowledge of Parent, the Parent Licensed Intellectual Property Rights and Parent Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of the Parent Group as currently conducted. To Parent’s Knowledge, the conduct of the business of the Parent Group as such business is currently conducted, including the design, development, marketing and sale of Parent Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f) No member of the Parent Group has received any written or, to the Knowledge of Parent, oral communications from any third party that overtly claim that the operation of the business of any member of the Parent Group, or any act of any member of the Parent Group, or any Parent Product or service, or the use of any Parent Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. Except as set forth in Section 4.17(f) of the Parent Disclosure Letter, no member of the Parent Group has received any written communication from a third party pursuant to which the third party offered any member of the Parent Group a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g) No member of the Parent Group has received written notice of, and to the Knowledge of Parent, there is no pending or threatened Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any Parent Owned Intellectual Property Rights.

(h) To the Knowledge of Parent, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Parent Owned Intellectual Property Rights. No member of the Parent Group has brought any Legal Action against any third party alleging infringement, misappropriation or violation of Parent Owned Intellectual Property Rights that remain unresolved. The members of the Parent Group have the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of Parent Owned Intellectual Property Rights.

(i) To the Knowledge of Parent, Parent Owned Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to Parent Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of Parent, neither any member of the Parent Group nor any of the officers, employees or agents of such entity have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any Parent Owned Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any Parent Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such Parent Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Parent Registered Intellectual Property Rights.

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(j) Except as set forth in Section 4.17(j) of the Parent Disclosure Letter, there are no actions that must be taken by any member of the Parent Group within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Parent Registered Intellectual Property Rights.

(k) Each member of the Parent Group has made commercially reasonable efforts to protect its trade secrets and preserve their status as intellectual property under applicable Law. Each member of the Parent Group has in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a commercially reasonable form of proprietary information/confidentiality agreement with the applicable member of the Parent Group.

(l) Following the Effective Time, the members of the Parent Group will be permitted to exercise all of the rights of the Parent Group under such License Agreements or Contracts to the same extent the Parent Group would have been able to had the transactions contemplated hereby not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties or payments which the Parent Group would otherwise be required to pay. The consummation of the Merger and the transactions contemplated hereby will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of Parent’s License Agreements or any Contract with any customer of any member of the Parent Group, or give any Person (other than a member of the Parent Group) or a party to any of Parent’s License Agreements or any Contract with any customer of Parent the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from any member of the Parent Group or from escrow, source code for Computer Software or other proprietary materials of any member of the Parent Group; (iii) result in the loss or impairment of any member of the Parent Group’s ownership of or right to use Parent Owned Intellectual Property Rights or Parent Licensed Intellectual Property Rights; or (iv) cause Parent or Merger Sub or any of their respective Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of Parent or Merger Sub, or any of their respective Affiliates, to a third party (including a covenant not to sue).

4.18 Material Agreements. Section 4.18 of the Parent Disclosure Letter sets forth a list of all Parent Material Agreements. All of Parent Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of the applicable member(s) of the Parent Group and, to the Knowledge of Parent, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). Parent has made available to Company true and complete copies of all Parent Material Agreements, including all amendments thereto. No member of the Parent Group has violated or breached, or committed any default under, any Parent Material Agreement, and, to the Knowledge of Parent, no other Person has violated or breached, or committed any default under, any Parent Material Agreement. No member of the Parent Group has received or given any notice or claim of any actual or reasonably likely breach or violation of, or default under, any Parent Material Agreement. No member of the Parent Group has received or given any notice of an intention to terminate, not renew or challenge the validity or enforceability of any Parent Material Agreement. No event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Parent Material Agreement (ii) give any Person the right to declare a default or exercise any remedy under any Parent Material Agreement; (iii) give any Person the right to accelerate the maturity or performance of any Parent Material Agreement; or (iv) give any Person the right to cancel, terminate or modify any Parent Material Agreement. Each member of the Parent Group has performed all respective material obligations required to be performed by it to date under the Parent Material Agreements. No member of the Parent Group has waived any of its material rights under any Parent Material Agreement. Each Parent Material Agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially identical terms immediately following the consummation of the transactions contemplated hereby or by any Transaction Document, and the consummation of the transactions contemplated hereby or by any Transaction Document shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from any member of the Parent Group to any Person or give any Person the right to terminate or alter the provisions of such Parent Material Agreement.

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4.19 Customers and Suppliers. Parent has delivered or made available to Company a list identifying each customer, distributor or re-seller of the Parent Group from which, for the twelve (12) month period ended December 31, 2015, the Parent Group received revenue in excess of  $25,000 for such period (collectively, “Parent Major Customers”). Section 4.19 of the Parent Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to the Parent Group for the twelve (12) month period ended December 31, 2015. Within the preceding twelve (12) months, no member of the Parent Group has received written or, to the Knowledge of Parent, oral notice that any Parent Major Customer or supplier listed in Section 4.19 of the Parent Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with any member of the Parent Group; (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with any member of the Parent Group; or (iii) intends to refuse to pay any amount due to any member of the Parent Group or seek to exercise any remedy against any member of the Parent Group. No member of the Parent Group has, within the past twelve (12) months, been engaged in any material dispute with any Parent Major Customer or supplier listed in Section 4.19 of Parent Disclosure Letter. Each member of the Parent Group is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

4.20 Agreements with Regulatory Agencies. No member of the Parent Group (a) is subject to any cease-and-desist or other Order issued by, (b) is a party to any Contract, consent agreement or memorandum of understanding with, (c) is a party to any commitment letter or similar undertaking to, (d) is subject to any order or directive by, (e) is a recipient of any extraordinary supervisory letter from, and (f) has adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 4.20, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the transactions contemplated hereby, to impair in any material respect the ability of the Parent Group to conduct the business of the Parent Group after the Effective Time, or the ability of Merger Sub to conduct the business of the Company Group after the Effective Time, in each case, as presently conducted. No member of the Parent Group has been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a Parent Material Adverse Effect.

4.21 Related Party Transactions. Other than in respect of Contracts or interests related to employment in the ordinary course of business or incentive arrangements under the Parent Option Plan and as disclosed in Section 4.21 of the Parent Disclosure Letter or in Parent 2016 SEC Documents, to the knowledge of Parent no Related Party (i) is a party to any Contract with or binding upon any member of the Parent Group or any of its assets, rights or properties or has any interest in any property owned by any member of the Parent Group or has engaged in any transaction with any of the foregoing since January 1, 2015, (ii) has any direct or indirect ownership interest in any material asset used in the business of the Parent Group, (iii) is indebted to any member of the Parent Group, or (iv) since January 1, 2015, has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving any member of the Parent Group.

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4.22 Accounts Receivable and Payable.

(a) The accounts receivable of each member of the Parent Group represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by the Parent Group in the ordinary course of business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of Parent, subject to any material defenses, set-offs or counterclaims. Each member of the Parent Group has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time. The Parent Group will bill all unbilled receivables in the ordinary course of business consistent with past practice.

(b) All accounts payable of each member of the Parent Group are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable. There are no accounts payable of the Parent Group (i) for purchases in material excess of usual requirements, (ii) that did not arise in the ordinary course of business, or (iii) that are materially past due. All accounts payable of the Parent Group are appropriately reserved for and recorded in accordance with GAAP and, in the case of those accounts payable incurred period prior to June 30, 2016 reflected in the Parent Financial Statements.

4.23 Deferred Revenue. The deferred revenue balance of each member of the Parent Group represents or will represent valid, bona fide obligations of the applicable member of the Parent Group to perform services in the ordinary course of business consistent with past practices and the amount of cash payable to the applicable member of the Parent Group under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of Parent, the obligations of each member of the Parent Group under the Contracts underlying the deferred revenue amounts of the Parent Group were incurred in the ordinary course of business consistent with past practices.

4.24 Insurance. All casualty, general liability, business interruption, product liability, director & officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by the Parent Group are listed in Section 4.24 of the Parent Disclosure Letter (the “Parent Insurance Policies”) and true and complete copies of the Parent Insurance Policies have been made available to Company including historical property and casualty claims information with respect to the five (5)-year period prior to the date hereof indicating pending and paid claims as of the date hereof. No member of the Parent Group has received (a) any written notice of cancellation or premium increase with respect to or alteration of coverage under any Parent Insurance Policy with respect to such Parent Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally, (b) any notice regarding any dispute by the applicable carrier of any of the existing insurance policies relating to the business of the Parent Group and no such disputes exist or (c) any notice from the applicable carrier regarding any refusal of coverage under, or any rejection of any claim under, any such policies and, to the Knowledge of Parent, there is no basis for any such refusal of coverage or rejection of any such claim. There are no claims related to the business of any member of the Parent Group pending under any Parent Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All insurance policies relating to the business of the Parent Group are in full force and effect and the applicable insured parties have complied in all material respects with the provisions of such policies.

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4.25 Brokers. Except as set forth on Section 4.25 of the Parent Disclosure Schedule, no member of the Parent Group has incurred, or will incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.26 Immigration. The Parent Group is in compliance in all material respects with all federal, state and local immigration laws, statutes, rules, codes, orders and regulations, including the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto. The Parent Group has properly maintained in all material respects all records required by the Department of Homeland Security and former Immigration and Naturalization Service, including a properly completed Form I-9 for each of employee of the Parent Group, and does not knowingly employ individuals lacking authorization to work in the United States. To the knowledge of Parent, the Parent Group is not the subject of any inspection or investigation relating to its compliance with or violation of such immigration Laws, nor has the Parent Group been fined, penalized, warned or received any other written notice regarding compliance with such immigration Laws.

4.27 Privacy and Security.

(a) Parent has used commercially reasonable efforts to ensure compliance with applicable Laws in relation to data protection and data privacy, and the security of the Parent Group’s information, including Personally Identifiable Information, and uses commercially reasonable efforts to protect against any reasonably anticipated threats or hazards. Parent has promptly (i) taken appropriate actions to address any known or suspected Security Related Incident and (ii) fully remediated the cause of any such Security Related Incident(s). To the Knowledge of Parent, no Security Related Incidents have occurred during the twelve (12) months prior to the date hereof.

(b) To the Knowledge of Parent, each of the Parent Group’s third-party data suppliers, vendors, customers and clients that transfer or receive or otherwise process Personally Identifiable Information to or from any PII Third Party, are in compliance in all material respects with (i) all applicable Laws governing the privacy, collection, processing, use, sale, storage, sharing or transfer of Personally Identifiable Information and (ii) the data protection and data privacy policies, and the related policies, requirements, programs or other notices (if any) applicable to the collection, processing, use, sale, storage, sharing or transfer of Personally Identifiable Information, of the Parent Group, such PII Third Party and any other applicable PII Third Party. To the Knowledge of Parent, there has not occurred any breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) by any member of the Parent Group or, any other party thereto of the data privacy terms of any Contract to which any of the Parent Group is bound (including any requirements provided by any other party thereto in such party's capacity as a data controller). To the Knowledge of Parent, the transactions contemplated by this Agreement and the other Parent Transaction Documents will not breach any applicable Law or any of the policies, requirements, programs or notices referred to in this Section 3.27.

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(c) To the Knowledge of Parent, each member of the Parent Group (i) has the full right and authority to use, process, sell, store, share and transfer all Personally Identifiable Information used or collected to fulfill its obligations to its PII Third Parties and to conduct its business in the ordinary course as currently conducted and (ii) has not done any of the foregoing actions described in subpart (i) of this subsection (c) without first obtaining the full legal and contractual right and authority to do so.

(d) Each member of the Parent Group is not and has not been subject to any Order of, or is or has received a written notice from, a Governmental Entity regarding actual or alleged non-compliance with or violation of any Laws governing the privacy, collection, processing, use, sale, storage, sharing or transfer of Personally Identifiable Information that has not since been fully and finally resolved with no ongoing Liability to any member of the Parent Group. No Person has made a written claim for any compensation or damages from Parent, or initiated or threatened in writing to initiate any proceeding against any member of the Parent Group, in relation to the loss of or unauthorized (or the alleged loss of or unauthorized) use, disclosure or transfer of Personally Identifiable Information, or otherwise for or arising as a result of actual or alleged non-compliance with or violation of any applicable Law governing the privacy, collection, processing, use, sale, storage, sharing or transfer of Personally Identifiable Information, and, to the Knowledge of Parent, no facts or circumstances exist that might give rise to any such claim.

(e) To the Knowledge of Parent, each member of the Parent Group does not use or process Personally Identifiable Information obtained in the course of providing services to any of its customers or clients other than in the provision of services to, or otherwise on behalf and on the instructions of, that customer or client.

4.28 Inapplicability of Anti-takeover Statutes. The Board of Directors of Parent has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the NYBCL and the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated hereunder.

4.29 Certain Payments, Etc. Neither the Parent Group nor, to the knowledge of Parent, any Representative of, or other Person acting for or on behalf of, the Parent Group, has at any time, directly or indirectly (a) used any corporate funds: (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity; (ii) to make any unlawful payment to any governmental official or employee; or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (c) performed any favor or given any gift which was not deductible for federal income tax purposes; or (d) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.

4.30 OFAC/Export Control Provisions. No member of the Parent Group, nor any of their officers or directors (or equivalents thereof), is: (a) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC; or (b) a Sanctions Target. Parent is not, directly or indirectly, owned or controlled by, or under common control with, or, to the Knowledge of Parent, acting for the benefit of or on behalf of, any Sanctions Target. Each member of the Parent Group has at all times complied, and is in compliance, in all material respects with all national and international laws, statutes, orders, rules, regulations and requirements promulgated by any Governmental Entity or other authority with regard to the exportation of goods, commodities, technology or software, and has held, and currently holds, all necessary licenses with respect to the foregoing. Specifically, but without limitation of the foregoing, no member of the Parent Group has exported or re-exported any goods, commodities, technology or software in any manner that violates any applicable national or international export control statute, executive order, regulation, rule or sanction, including the OFAC Regulations, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Trade Sanctions Reform and Export Enhancement Act of 2000 (TSRA), and any OFAC Sanctions Program.

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4.31 Full Disclosure. Neither this Agreement (including the Parent Disclosure Letter) nor any Parent Transaction Document: (i) contains any representation or warranty by Parent or information regarding the Parent Group that is false or misleading with respect to any material fact; or (ii) omits to state any material fact necessary in order to make the representations, warranties and information regarding the Parent Group contained herein and therein, in light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

Article V
COVENANTS

5.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the parties hereto agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice each party hereto shall, and shall use commercially reasonable efforts to cause such party’s Representatives to: (a) provide the other party and such other party’s Representatives with reasonable access during normal business hours to such party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries; (b) provide the other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such party and its Subsidiaries as the other party may reasonably request; and (c) permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary or appropriate in order to enable the other party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each party shall promptly make available to the other party copies of:

(a) the unaudited monthly consolidated balance sheets of such party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month, or such longer periods as the parties may agree to in writing;

(b) all material operating and financial reports prepared by such party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(c) any written materials or communications sent by or on behalf of a party to its stockholders;

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(d) any material notice, document or other communication sent by or on behalf of a party to any party to any Parent Material Agreement or Company Material Agreement, as applicable, or sent to a party by any party to any Parent Material Agreement or Company Material Agreement, as applicable (other than any communication that relates solely to routine commercial transactions between such party and the other party to any such Parent Material Agreement or Company Material Agreement, as applicable, and that is of the type sent in the ordinary course of business and consistent with past practices);

(e) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Entity on behalf of a party in connection with the Merger or any of the transactions contemplated hereunder;

(f) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a party relating to any pending or threatened Legal Action involving or affecting such party as a defendant; and

(g) any material notice, report or other document received by a party from any Governmental Entity.

Notwithstanding the foregoing, any party hereto may restrict the foregoing access to the extent that any Law applicable to such party requires such party to restrict or prohibit access to any such properties or information.

5.2 Operation of Parent’s Business.

(a) Except as set forth on Section 5.2(a) of the Parent Disclosure Letter, during the Pre-Closing Period, each of Parent and its Subsidiaries shall: (i) conduct its business and operations: (A) in the ordinary course of business and in accordance with past practices; and (B) in compliance with all applicable Laws and the requirements of all Parent Material Agreements; (ii) preserve intact its current business organization, use reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Parent or its Subsidiaries; (iii) continue to make regularly scheduled payments on its existing debt when due and payable (and not make any prepayments), if any; (iv) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable, and (v) promptly notify Company of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated hereunder; and (B) any Legal Action against, relating to, involving or otherwise affecting Parent or any of its Subsidiaries that is commenced, or, to the Knowledge of Parent, threatened against, Parent or any of its Subsidiaries.

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(b) During the Pre-Closing Period, Parent shall promptly notify Company in writing, by delivery of an updated Parent Disclosure Letter, of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI or Article VII impossible or materially less likely. Without limiting the generality of the foregoing, Parent shall promptly advise Company in writing of any Legal Action or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, Parent or any of its Subsidiaries or, to the Knowledge of Parent, any director, officer or key employee of Parent or any of its Subsidiaries. The disclosure of any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.2 shall not be deemed to supplement or amend the Parent Disclosure Letter or any of the representations or warranties of the Parent for the purpose of: (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement or in any certificate or other Transaction Document, or (ii) determining whether any condition to Closing set forth in Article VI or Article VII has been satisfied.

5.3 Operation of Company’s Business.

(a) Except as set forth on Section 5.3(a) of the Company Disclosure Letter, during the Pre-Closing Period, each of Company and its Subsidiaries shall: (i) conduct its business and operations: (A) in the ordinary course of business and in accordance with past practices; and (B) in compliance with all applicable Laws and the requirements of all Company Material Agreements; (ii) preserve intact its current business organization, use reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Company or its Subsidiaries; (iii) continue to make regularly scheduled payments on its existing debt when due and payable (and not make any prepayments), if any; (iv) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable, and (v) promptly notify Parent of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated hereunder; and (B) any Legal Action against, relating to, involving or otherwise affecting Company or any of its Subsidiaries that is commenced, or, to the Knowledge of Company, threatened against, Company or any of its Subsidiaries.

(b) During the Pre-Closing Period, Company shall promptly notify Parent in writing, by delivery of an updated Company Disclosure Letter, of: (i) the discovery by Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI or Article VII impossible or materially less likely. Without limiting the generality of the foregoing, Company shall promptly advise Parent in writing of any Legal Action or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, Company or any of its Subsidiaries or, to the Knowledge of Company, any director, officer or key employee of Company or any of its Subsidiaries. The disclosure of any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.3 shall not be deemed to supplement or amend the Company Disclosure Letter or any of the representations or warranties of the Company for the purpose of: (i) determining the accuracy of any of the representations and warranties made by Company in this Agreement or in any certificate or other Transaction Document, or (ii) determining whether any condition to Closing set forth in Article VI or Article VII has been satisfied.

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5.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.4(a) of the Parent Disclosure Letter, or (iii) with the prior written consent of Company, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, Parent shall not, nor shall it cause or permit any of its Subsidiaries, to do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Parent Common Stock from terminated employees of Parent and except in connection with a cashless exercise of any Parent Options);

(ii) except for contractual commitments in place at the time of this Agreement as listed in Section 5.4(a)(ii) of the Parent Disclosure Letter, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the transactions contemplated hereunder: (i) any capital stock or other security (except for shares of Parent Common Stock issued upon the valid exercise of outstanding Parent Options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Parent, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated hereunder;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity;

(v) other than in the ordinary course of business, lend money to any Person, incur or guarantee any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, guarantee any debt securities of others, or make any capital expenditure or binding commitment in excess of $50,000;

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(vi) adopt, establish or enter into any employee plan that would be required to be disclosed on Section 4.11(a) of the Parent Disclosure Letter, (ii) cause or permit any employee plan set forth on Section 4.11(a) of the Parent Disclosure Letter to be amended other than as required by Law, or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval by Company, (iii) other than in the ordinary course of business, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, or (iv) increase the severance or change of control benefits offered to any current or new service providers;

(vii) enter into any material transaction outside the ordinary course of business;

(viii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Lien with respect to such assets or properties, except in the ordinary course of business consistent with past practices;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes, change any annual Tax accounting period, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, apply for or enter into any ruling from any Tax authority with respect to Taxes, surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into any Contract that would otherwise constitute a Parent Material Agreement, or amend or terminate any Parent Material Agreement;

(xi) authorize, agree to, commit to or enter into any action or transaction listed in Section 3.9; or

(xii) agree, resolve or commit to do any of the foregoing.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Section 5.4(b) of the Company Disclosure Letter, or (iii) with the prior written consent of Parent, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of Company);

(ii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Company or its Subsidiaries, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

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(iii) sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the transactions contemplated hereunder: (i) any capital stock or other security (except for shares of Company Common Stock issued upon the valid exercise of Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity;

(v) other than in the ordinary course of business, lend money to any Person, incur or guarantee any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, guarantee any debt securities of others, or make any capital expenditure or binding commitment in excess of $50,000;

(vi) other than in the ordinary course of business, and in observance of common practice for a similarly-situated company: (i) adopt, establish or enter into any employee plan that would be required to be disclosed on Section 3.11(a) of the Company Disclosure Letter; (ii) cause or permit any employee plan set forth on Section 3.11(a) of the Company Disclosure Letter to be amended other than as required by Law; or (iii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(vii) enter into any material transaction outside the ordinary course of business;

(viii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Lien with respect to such assets or properties, except in the ordinary course of business consistent with past practices;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into any Contract that would otherwise constitute a Company Material Agreement, or amend or terminate any Company Material Agreement;

(xi) authorize, agree to, commit to or enter into any action or transaction listed in Section 4.9; or

(xii) agree, resolve or commit to do any of the foregoing.

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5.5 No Solicitation.

(a) Each party hereto agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other party); provided, however, that, notwithstanding anything contained in this Section 5.5(a), Parent may furnish nonpublic information regarding Parent to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which Parent’s Board of Directors determines in good faith, after consultation with an independent financial advisor, if any, and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) Parent is not in material breach of this Section 5.5; (B) the Board of Directors of Parent concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of Parent under applicable Law; (C) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to Parent as those contained in the Confidentiality Agreement (a copy of which shall promptly be provided for informational only purposes to Company, subject to any confidentiality restrictions contained therein); and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party (whether or not such Representative is purporting to act on behalf of such party) takes any action that, if taken by such party, would constitute a breach of this Section 5.5 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.5 by such party for purposes of this Agreement.

(b) If any party or any Representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than 24 hours after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other party fully informed on a current basis with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each party shall provide the other party with at least two (2) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

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(c) Except as set forth in this Section 5.5(c), the Board of Directors of Parent shall not enter into (or permit any Parent Subsidiary to enter into) any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or any other Contract relating to any Acquisition Proposal (each, a “Parent Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to the Effective Time, the Board of Directors of Parent may enter into (or permit any Subsidiary to enter into) a Parent Acquisition Agreement, if: (i) Parent promptly notifies the Company, in writing, at least two (2) Business Days (the “Notice Period”) before entering into (or causing a Subsidiary to enter into) a Parent Acquisition Agreement, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Parent has received an Acquisition Proposal that the Board of Directors of Parent intends to declare a Superior Offer and that the Board of Directors of Parent intends to enter into a Parent Acquisition Agreement; (ii) Parent attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer; (iii) Parent shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, if the Company, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Offer, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Notice Period subsequent to the time Parent notifies the Company of any such material revision (it being understood that there may be up to only two extensions)); and (iv) the Board of Directors of Parent determines in good faith, after consultation with an independent financial advisor, if any, and its outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Offer after taking into account any adjustments made by the Company during the Notice Period in the terms and conditions of this Agreement.

(d) Each party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and cause the destruction or return by such Person (or its agents or advisors) of any nonpublic information provided to such Person (or its agents or advisors).

5.6 Notice.

(a) Company shall promptly, but in any event within three (3) Business Days following the date hereof, deliver to all holders of Company Common Stock that have not delivered a Major Holder Consent and Release, a notice in compliance with the NYBCL and the organizational documents of Company (the “Notice”).

(b) Company and Parent each agrees to correct any information provided by it for use in the Notice that shall have become misleading in any material respect prior to the Effective Time. All mailings to Company’s shareholders in connection with the Merger (including the Notice) shall be subject to the prior review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

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5.7 Additional Agreements.

(a) Parent and Company shall use commercially reasonable efforts: (i) to cause the conditions set forth in Article VI, in the case of Company, and in Article VII, in the case of Parent, to be satisfied as soon as practicable after the date hereof; and (ii) to otherwise take, or cause to be taken, all actions reasonably necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Transaction Document as soon as practicable after the date hereof. Without limiting the generality of the foregoing, each party to this Agreement shall use all commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger; provided, that neither Company nor Parent nor any of their respective Affiliates shall be required to take any action, agree to any restriction or condition or enter into any agreement that relates to or affects in any manner any business or assets of such Person or its Affiliates, including any obligation (whether before or after the Closing Date): (i) to dispose or cause any of its Affiliates to dispose of any assets; (ii) to discontinue or cause any of their respective Affiliates to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Affiliates to license or otherwise make available, to any Person, any Intellectual Property; (iv) to hold separate or cause any of its Affiliates to hold separate any assets or operations; or (v) to make or cause any of its Affiliates to make any commitment (to any Governmental Entity or otherwise) regarding its future operations. Each party shall promptly deliver to the other a copy of each filing made, each notice given and each consent obtained by such party in connection with the Merger.

(b) Parent and Company each shall use its commercially reasonable efforts to obtain the consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement and the Transaction Documents from any Person or any Governmental Entity as contemplated by Section 3.5 of the Company Disclosure Letter and Section 4.5 of the Parent Disclosure Letter, as applicable.

(c) Parent and Company each shall deliver all notices required to be sent under any Company Material Agreements and any Parent Material Agreements, as applicable, in connection with the Merger and the other transactions contemplated by this Agreement and the Transaction Documents to the counterparties thereto.

(d) At least 10 days prior to Closing, Parent shall file with the SEC an Information Statement on Schedule 14F-1 with respect to the change of a majority of members of the Board of Directors of Parent and the appointment of the additional directors as further described in Section 1.5; provided, that Company has supplied to Parent within a reasonable time prior thereto all information required to be included in the Schedule 14F-1 that relates to Company or its directors or officers.

5.8 Intentionally omitted

5.9 Further Assurances. Each party hereto will, following the date hereof, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by the other to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of Company or to effect the other purposes of this Agreement.

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5.10 Equity-Based Awards

(a) At the Effective Time, Parent shall issue to the holder of each Company Option outstanding immediately prior to the Effective Time (other than any Company Option the holders of which shall have agreed to exercise such Company Option for Company Common Stock immediately prior to the Effective Time) an option (each, an “Adjusted Parent Option”) to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, the number of shares of Parent Common Stock equal to the product of:  (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of Parent Common Stock subject to any such Adjusted Parent Option will be an amount equal to the quotient obtained by dividing  (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. Notwithstanding the foregoing, if the conversion of an Company Option in accordance with the preceding provisions of this Section 5.10(a) would cause the related Adjusted Parent Option to be treated as the grant of a new stock right for purposes of Section 409A of the Code, such Company Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner reasonably acceptable to Parent and Company that would not cause the related Adjusted Parent Option to be treated as the grant of new stock right for purposes of Section 409A of the Code. For avoidance of doubt, each Adjusted Parent Option shall be vested to the same extent to which the Company Option for which it was substituted was vested before or as of the Effective Time.

(b) With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer any Adjusted Parent Option assumed pursuant to this Section 5.10 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent such Adjusted Parent Option complied with such rule prior to the Merger.

5.11 Directors’ and Officers’ Indemnification and Insurance(a) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Parent shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Company or Parent (collectively, the “Indemnified Parties”) against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees), Liabilities, judgments, fines and settlement amounts that are paid or incurred in connection with any Legal Action (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based directly or indirectly (in whole or in part) on, or arises directly or indirectly (in whole or in part) out of, the fact that such Indemnified Party is or was a director or officer of Company or Parent, as the case may be, and relates to or arises out of any action or omission occurring at or prior to the Effective Time (including in connection with this Agreement or any of the transactions contemplated hereby) (“Indemnified Liabilities”) to the fullest extent permissible under applicable Law; provided, that Parent shall not be liable for any Indemnified Liabilities which occur as a result of fraud or the unlawful criminal actions, gross negligence or willful misconduct of any Indemnified Party. Without limiting the foregoing, in the event that any such Legal Action is brought against any Indemnified Party (whether arising prior to or after the Effective Time), Parent will pay expenses in advance to each Indemnified Party or promptly reimburse each Indemnified Party for such expenses as such expenses are incurred to the fullest extent permitted by applicable Law; provided that the Person to whom expenses are advanced provides any undertaking required by applicable Law to repay such advance if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such Legal Action, shall notify Parent, but the failure so to notify Parent shall not relieve Parent from any Liability which it may have under this paragraph except to the extent such failure actually and materially prejudices Parent.

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(b) Except to the extent required by Law, from and after the Effective Time until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Parent will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in its Certificate of Incorporation and Bylaws (or such documents of any successor to Parent) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of Company or Parent prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

(c) Parent shall purchase an insurance policy, on terms and having coverage acceptable to Parent and Company, with an effective date as of the Closing, which maintains in effect for six years after the Closing sufficient for the Parent to satisfy its obligations under this Section 5.11 for the benefit of the Indemnified Parties (provided that Parent may substitute policies of at least the same coverage containing terms and conditions that are not materially less favorable from time to time thereafter); provided, however, that in no event shall Parent be required to expend pursuant to this Section 5.11(c) more than an amount equal to 300% of current annual premiums paid by Company for such insurance.

(d) Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Indemnified Parties in connection with their enforcement of their rights provided in this Section 5.11.

(f) If Parent or any of its successors or assigns, directly or indirectly: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, Parent shall cause proper provision to be made so that the successors and assigns of Parent shall assume the applicable obligations of such party set forth in Section 5.11.

(g) The provisions of this Section 5.10(b)1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate of incorporation, bylaws or other comparable charter documents of Company or Parent or any of their respective Subsidiaries, under applicable Law or otherwise or under any agreement of any Indemnified Party with Company or Parent, as the case may be.

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5.12 Expenses. Except as otherwise specifically set forth elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

5.13 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Company and Parent. Thereafter, Company and Parent agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of either party, concerning the transactions contemplated hereby shall be issued by any party prior to the Closing without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.

5.14 Required Shareholder Approval. Within two (2) Business Days after the execution of this Agreement, the holders of at least a majority of the issued and outstanding shares of Company Common Stock shall execute and deliver to Parent a written consent of shareholder, pursuant to which such shareholders are irrevocably consenting to the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) and delivering an irrevocable release (the “Major Holder Consent and Release”).

5.15 Parent Name Change. Prior to the Closing, Parent and the Company shall use good faith efforts to mutually agree on a proposed amendment to the Certificate of Incorporation of Parent to change the name of Parent.

Article VI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. The representations and warranties of Company contained in this Agreement, any Company Transaction Document, the Company Disclosure Letter, the Company Compliance Certificate or any other document, certificate, schedule or instrument delivered or executed in connection herewith are and have been true and correct in all respects (in the case of any representation or warranty qualified by materiality or a Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate as of such date).

6.2 Performance of Covenants. Company shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Company under this Agreement at or prior to the Closing.

6.3 Deliveries. Parent shall have received each of the deliverables set forth in Section 1.6(a).

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6.4 Consents. All: (i) consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement and the Transaction Documents as set forth on Section 6.4 of the Company Disclosure Letter shall have been obtained; and (ii) notices required to be sent under any Company Material Agreements in connection with the Merger and the other transactions contemplated by this Agreement and the Transaction Documents to the counterparties thereto shall have been delivered in accordance with the terms of such Company Material Agreements, and Parent shall have been provided documentation thereof.

6.5 No Restraints; Governmental Approvals. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes the consummation of the Merger illegal or unduly burdensome to Parent or Merger Sub. All material regulatory consents, approvals, expiration of waiting periods, and clearances of Governmental Entities under any applicable Law in connection with this Agreement and the transactions contemplated hereunder (other than the filing of the Certificate of Merger) shall have been obtained.

6.6 Absence of Changes. There shall not have occurred an Company Material Adverse Effect.

6.7 Dissenters’ Rights. Holders of Company Common Stock representing in the aggregate no more than five percent (5%) of Company Common Stock shall have exercised dissenters’ rights pursuant to the NYBCL (or any successor provision) with respect to the transactions contemplated by this Agreement.

6.8 Major Holder Consents. The Parent shall have received a duly executed Major Holder Consent and Release from the holders of at least a majority of the issued and outstanding shares of the Company Common Stock that shall not have been withdrawn, amended, modified or materially qualified in a manner adverse to Parent.

Article VII
Conditions Precedent to Obligations of Company

The obligations of Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction or written waiver by Company, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement, any Transaction Document, the Parent Disclosure Letter, the Parent Compliance Certificate, or any other document, certificate, schedule or instrument delivered or executed in connection herewith are and have been true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate as of such date).

7.2 Performance of Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Parent and Merger Sub under this Agreement at or prior to the Closing.

7.3 Deliveries. Company shall have received each of the deliverables set forth in Section 1.6(b).

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7.4 Consents. All: (i) consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement and the Transaction Documents as set forth on Section 7.4 of the Parent Disclosure Letter shall have been obtained; and (ii) notices required to be sent under any Parent Material Agreements in connection with the Merger and the other transactions contemplated by this Agreement and the Transaction Documents to the counterparties thereto shall have been delivered in accordance with the terms of such Parent Material Agreements, and Company shall have been provided documentation thereof.

7.5 No Restraints; Governmental Approvals. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes the consummation of the Merger illegal or unduly burdensome to Company. All material regulatory consents, approvals, expiration of waiting periods, and clearances of Governmental Entities under any applicable Law in connection with this Agreement and the transactions contemplated hereunder (other than the filing of the Certificate of Merger) shall have been obtained.

7.6 Absence of Changes. There shall not have occurred a Parent Material Adverse Effect.

Article VIII
TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Parent and Company;

(b) by either Parent or Company, if there shall be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal, or if any Order by any Governmental Entity of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become a final Order; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used all reasonable efforts to remove any such Order in order to terminate this Agreement under this Section 8.1(b);

(c) by either Parent or Company (provided that the party attempting to terminate is not then in material breach of any representation, warranty, covenant, or other agreement contained herein), if:

(i) there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party which has rendered the satisfaction of any conditions contained in Article VI or Article VII, as applicable, impossible;

(ii) such violation or breach has not been waived by the terminating party; and

(iii) the breach has not been cured within 10 days following the terminating party’s written notice of such breach;

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(d) by Parent or Company, if:

(i) the Closing has not taken place on or before seventy-five (75) after the date hereof; provided, however, that each party’s right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to such party in the event that such party’s breach of a representation, warranty or covenant contained in this Agreement is the principal cause of the failure of the Closing to occur by such date;

(ii) there shall have occurred any Material Adverse Effect relating to the other party; or

(iii) any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect relating to the other party; or

(e) by Parent, if:

(i) Parent shall not have received the Major Holder Consent and Release from the holders of at least a majority of the issued and outstanding shares of the Company Common Stock within two (2) Business Days of the date hereof;

(ii) the Major Holder Consent and Release is withdrawn, amended, modified or materially qualified, in a manner adverse to Parent; or

(iii) if, without breaching Section 5.5, Parent has received an Acquisition Proposal and the Board of Directors of Parent determines in good faith, after consulting with outside legal counsel and its financial and legal advisors, that such Acquisition Proposal constitutes a Superior Offer.

8.2 Termination Procedures. If either Parent or Company wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

8.3 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (i) none of Company, Parent or Merger Sub shall be relieved of any obligation or liability arising from any inaccuracy in, or prior breach by such party of, any representation, warranty, covenant, obligation or other provision of this Agreement, (ii) none of Company, Parent or Merger Sub shall be relieved of any obligation or liability arising from fraud, willful breach or intentional misrepresentation and (iii) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 8.3 and Article XII.

(b) In the event that Parent terminates this Agreement pursuant to Section 8.1(e)(iv) in connection with the consideration or acceptance of an Acquisition Proposal, then Parent shall pay to Company a termination fee in an amount equal to the reasonable costs and expenses incurred by Company in connection with the Merger (including this Agreement); provided, that such termination fee shall in no event exceed $375,000.

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Article IX
INDEMNIFICATION OF PARENT

9.1 Indemnification of Parent. Subject to the terms and conditions of this Article IX (including without limitation the limitations set forth in Section 9.5), the Company Indemnitees shall indemnify, defend and hold harmless Parent, the Surviving Corporation and their respective Representatives, successors and permitted assigns (the “Parent Indemnitees”), but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(b) the non-fulfillment or breach of any covenant or agreement of Company contained in this Agreement;

(c) Taxes of the Company Group that are paid or agreed to be paid by any member of the Company Group after the Closing Date that are attributable to taxable periods ending on or before the Closing Date; and

(d) that certain matter described in Section 3.25 of the Company Disclosure Letter, as well as any other Liability or amounts owed thereunder.

9.2 Indemnification Procedures.

(a) If the Committee determines that it or any Indemnified Parties are entitled to indemnification pursuant to Section 9.1 (subject to the limitations of Section 9.5) or has had notice of a claim or demand made by a third party against any of the Indemnified Parties, then Parent, acting through the Committee, shall deliver to the Escrow Agent (with a copy sent to the Company Representative on the same day) a written notice (a “Parent Indemnification Notice”) that complies with this Agreement and the Escrow Agreement of a claim for payment of a stated sum. Such Parent Indemnification Notice shall be signed by the members of the Committee and set forth in reasonable detail the factual and legal basis for such claim. The Committee shall have the right to deliver the Parent Indemnification Notice in the event that Parent fails to do so at the request of the Committee.

(b) If Parent (or the Committee) delivers a Parent Indemnification Notice to the Escrow Agent and the Company Representative and if no Company Response Notice (as defined below) is delivered to the Escrow Agent by the Company Representative prior to 11:59 p.m. Eastern Time on the 30th day after delivery of such Parent Indemnification Notice to the Escrow Agent, then pursuant to the terms of the Escrow Agreement, the Escrow Agent shall promptly transfer that number of Escrow Shares specified in the Parent Indemnification Notice to Parent or its designee as specified in the Parent Indemnification Notice. If Parent (or the Committee) delivers a Parent Indemnification Notice to the Escrow Agent and the Company Representative delivers a Company Response Notice (as defined below) and states in such Company Response Notice that it does not dispute the payment of certain claims (and number(s) of Escrow Shares related thereto) set forth in the applicable Parent Indemnification Notice, then the Escrow Agent shall promptly transfer that number of Escrow Shares to Parent or its designee as specified in the Parent Indemnification Notice. The value of each Escrow Share held by the Escrow Agent for purposes of this Article IX shall be an amount equal to the daily volume weighted average price (as reported on the OTCQB or other national trading exchange) for a share of Parent Common Stock for the twenty trading days ending on the last trading day prior to the later of (x) the date on which the Parent Indemnification Notice is delivered to the Escrow Agent or (y) the date on which the Joint Written Direction is delivered to the Escrow Agent.

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(c) If the Company Representative objects to the Parent Indemnification Notice or any part thereof, then prior to 11:59 p.m. Eastern Time on the 30th day after the delivery to the Escrow Agent and the Company Representative of such Parent Indemnification Notice, deliver to Escrow Agent (with a copy to the Committee) a written notice (a “Company Response Notice”) which shall (i) state that it disputes all or some matters under the Parent Indemnification Notice (the “Company Disputed Matters”) and/or (ii) indicate that the Company Representative is assuming the defense of the matters relating to the Parent Indemnification Notice. Subject to Section 9.2(b), the Escrow Agent shall make no transfers of Escrow Shares in respect of which a Company Response Notice has been delivered until it has received joint written instructions from the Committee and the Company Representative (“Joint Written Direction”) to transfer any Escrow Shares in previously disputed amounts.

(d) The Company Representative and the Committee shall act in good faith to resolve any Company Disputed Matters in accordance with the following procedure:

(i) Within 30 days after the delivery of a Company Response Notice to the Committee pursuant to the preceding paragraph identifying Company Disputed Matters, the Company Representative and the Committee shall attempt to resolve the Company Disputed Matters through good faith negotiations.

(ii) If the Company Disputed Matters are not fully resolved within the 30-day period described in paragraph (i) above, all such Company Disputed Matters shall be submitted to non-binding mediation, which may be done by either the Committee or the Company Representative by written notice. The mediation shall be held before one neutral mediator in a location to be agreed by the Company Representative and the Committee and administered by a mutually agreeable organization, or if none is agreed upon, the American Arbitration Association (“AAA”), in either case, the mediation shall be governed by the Commercial Mediation Rules of the AAA. The parties shall agree on a locations and a neutral mediator within five days after notice of submission to mediation. If the parties are unable to agree on the location or mediator within that time period, the location and mediator shall be selected by the AAA. Each party shall bear its own costs and expenses incurred in connection with any such mediation, including one-half of the fees of the mediator.

(iii) If the parties are unable to fully resolve the Company Disputed Matters within 30 days after the Company Disputed Matters are submitted to mediation in accordance with paragraph (ii) above, either the Committee or the Company Representative may seek relief from any United States District Court or a state court located in the State of New York in accordance with Section 12.9.

(e) Within one Business Day after receipt of Joint Written Direction confirming the resolution of a Company Response Notice and directing a payment of Escrow Shares, the Escrow Agent shall make such payment in accordance with such instructions.

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(f) On the date that is sixty (60) days after the date on which Parent files with the SEC its audited consolidated financial statements for the fiscal year ended December 31, 2016, the Committee and Company Representative shall issue a Joint Written Direction in respect of the remaining Escrow Shares on deposit with the Escrow Agent, minus a number of Escrow Shares having a value (based on the daily volume weighted average price (as reported on the OTCQB or other national trading exchange) for a share of Parent Common Stock for the twenty trading days ending on the last trading day prior to the date on which the applicable Joint Written Direction is delivered to the Escrow Agent) equal to the then-applicable Company Disputed Matters (the “Unresolved Claim Amount”) with respect thereto, directing the Escrow Agent to deliver to Parent’s transfer agent shares in an amount equal to those to be distributed and directing Parent’s transfer agent to distribute Escrow Shares to the Company Representative in accordance with the terms of such Joint Written Direction. Upon the resolution of each Parent Indemnification Notice giving rise to any portion of the Unresolved Claim Amount, a number of Escrow Shares having a value equal to such portion shall be distributed in accordance with Section 9.2(b), and, if such resolution indicated that less than the full amount of such portion of the Unresolved Claim Amount is to be distributed to parties other than Parent, the Committee and the Company Representative shall issue a Joint Written Direction instructing the Escrow Agent to release and distribute such excess shares to the Company Representative in accordance with the terms of such Joint Written Direction.

9.3 Indemnification of Parent Third Party Claims. The indemnification obligations and liabilities under this Article IX with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than Company (a “Parent Third Party Claim”) shall be subject to the following terms and conditions:

(a) Defense. The Company Representative shall have the right, at its option (subject to the limitations set forth in Section 9.3(b) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Parent Third Party Claim as to which Parent (or the Committee) has provided a written notice to the Company Representative (a “Parent Claim Notice”), and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Company Representative is permitted and elects to assume the defense of a Parent Third Party Claim:

(i) the Company Representative shall diligently and in good faith defend such Parent Third Party Claim and shall keep Parent and the Committee reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, Parent and the Committee shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) Parent shall cooperate fully in all respects with the Company Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Company Representative all pertinent information and documents under its control.

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(b) Limitations of Right to Assume Defense. The Company Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Parent or the Committee if (i) the Parent Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Parent Third Party Claim seeks an injunction or equitable relief against Parent which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Parent Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(c) Other Limitations. Failure to give prompt Parent Claim Notice or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Parent Third Party Claim by Parent pursuant to this Article IX and shall not affect the Company Representative’s duty or obligations under this Article IX, except to the extent (and only to the extent that) such failure shall have actually materially prejudiced the ability of the Company Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Parent is seeking indemnification to be greater than such damages would have been had Parent given the Company Representative prompt notice hereunder. So long as the Company Representative is defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Company Representative all relevant records and other relevant materials required by him and in the possession or under the control of Parent, for the use of the Company Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(d) Failure to Defend. If the Company Representative, promptly after receiving a Parent Claim Notice, fails to defend such Parent Third Party Claim actively or in good faith, Parent, at the reasonable cost and expense of the Company Indemnitees, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Parent Third Party Claim as it (or the Committee) may determine in its reasonable discretion, provided that the Company Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(e) Parent’s Rights. Anything in this Section 9.3 to the contrary notwithstanding, the Company Representative shall not, without the written consent of Parent and the Committee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(f) Company Representative Consent. Unless the Company Representative has consented to a settlement of a Parent Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of this Agreement and the Escrow Agreement.

9.4 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article IX are covered by insurance paid for by Company or Parent prior to or after the Closing, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided, that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article IX in respect of such Losses and the time limitations set forth in Section 9.5 for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing from the Escrow Shares. If Parent has received the payment required by this Agreement from the Escrow Shares in respect of any Loss and later receives proceeds from insurance in respect of such Loss, then it shall issue to the Company Indemnitees a number of shares of Parent Common Stock (pro rata in accordance with the Company Stock Record) equal to the number of Escrow Shares received from the Escrow Agent in respect of such Loss, but only the amount of such Escrow Shares equal in value to the amount of such proceeds from insurance. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (b) relieved of the responsibility to pay any claims for which it is obligated.

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9.5 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Company to Parent in connection with this Agreement shall survive the Closing for the period that ends on the sixtieth (60th) day after the date on which Parent files with the SEC its consolidated audited financial statements for the fiscal year ended December 31, 2016 (the “Survival Period”).

(b) Any indemnification claim made by Parent (or by the Committee) prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Parent Indemnification Notice sent prior to the expiration of the Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article IX shall be brought after the end of the Survival Period.

(c) Minimum Amount Limitation. The Parent Indemnitees shall be entitled to indemnification for any Losses with respect to the matters contained in Section 9.1, only to the extent that the aggregate Losses with respect thereto exceed an amount equal to $50,000 (the “Basket Amount”), at which point the Parent Indemnitees shall be permitted to recover only such Losses in excess of the Basket Amount. The Parent Indemnitees shall be entitled to indemnification for Losses with respect to the matters contained in Section 9.1(c) only to the extent that the aggregate Losses with respect thereto exceed an amount equal to $100,000, at which point the Parent Indemnitees shall be permitted to recover only such Losses in excess of such amount. The amount of any and all Losses with respect to the matters contained in Section 9.1(c) shall also be determined on a net basis by reducing any Tax Liability on a Company Group basis against any Tax refunds received on or after the Closing Date by or in respect of any member of the Company Group. The Parent Indemnitees shall be entitled to indemnification for Losses with respect to the matters contained in Section 9.1(d) only to the extent that the aggregate Losses with respect thereto exceed an amount equal to $100,000, at which point the Parent Indemnitees shall be permitted to recover only such Losses in excess of such amount.

(d) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 9.1 shall not in any event exceed the Escrow Shares and Parent shall have no claim against Company’s shareholders other than for any of such Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares).

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9.6 Exclusive Remedy. Parent, on behalf of itself and the other Parent Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Parent Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article IX. Notwithstanding any of the foregoing, nothing contained in this Article IX shall in any way impair, modify or otherwise limit a Parent Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

9.7 Adjustment to Merger Consideration. Amounts paid for indemnification under Article IX shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by Law.

9.8 Company Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Company Representative’s obligations under this Article IX are solely as a representative of Company’s shareholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the Parent Indemnitees under this Article IX and that the Company Representative shall have no personal liability or responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. The parties further acknowledge that all actions to be taken by the Parent Indemnitees pursuant to this Article IX shall be taken on its behalf by the Committee in accordance with the provisions of this Agreement and the Escrow Agreement. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

Article X
INDEMNIFICATION OF COMPANY INDEMNITEES

10.1 Indemnification of Company Indemnitees. Subject to the terms and conditions of this Article X (including without limitation the limitations set forth in Section 10.5(d)), Parent shall indemnify, defend and hold harmless Persons who receive shares of Parent Common Stock from Parent upon consummation of the Merger (the “Company Indemnitees”), from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty of Parent or Merger Sub contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Parent or Merger Sub to Company pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(b) the non-fulfillment or breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement;

(c) that certain matter involving the New York City Department of Finance’s Commercial Rent Tax audit described in Section 4.8 of the Parent Disclosure Letter; and

(d) that certain matter described in Section 4.10 of the Parent Disclosure Letter.

10.2 Indemnification Procedures.

(a) If the Company Representative determines that the Company Indemnitees are entitled to indemnification pursuant to Section 10.1 (subject to the limitations of Section 10.5(d)) or has had notice of a claim or demand made by a third party against any of the Company Indemnitees, then the Company Representative shall deliver to Parent (with a copy sent to the each member of the Committee on the same day) a written notice (a “Company Indemnification Notice”) that complies with this Agreement of a claim for payment of a stated sum. Such Company Indemnification Notice shall be signed by the Company Representative and set forth in reasonable detail the factual and legal basis for such claim.

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(b) If the Company Representative delivers a Company Indemnification Notice to Parent and the members of the Committee and if no Parent Response Notice (as defined below) is delivered to the Company Representative prior to 11:59 p.m. Eastern Time on the 30th day after delivery of such Company Indemnification Notice to Parent and the members of the Committee, then Parent shall promptly issue that number of Indemnification Shares with a value equal to the amount specified in the Company Indemnification Notice pro rata to the Company Indemnitees in accordance with the Company Stock Record. If the Company Representative delivers a Company Indemnification Notice to Parent and the members of the Committee and the Committee delivers a Parent Response Notice (as defined below) and states in such Parent Response Notice that it does not dispute the payment of certain claims and amounts set forth in the applicable Company Indemnification Notice, then Parent shall promptly issue that number of Indemnification Shares with a value equal to such undisputed amounts specified in the Company Indemnification Notice pro rata to the Company Indemnitees in accordance with the Company Stock Record. The value of each Indemnification Share issued pursuant to this Article X shall be an amount equal to daily volume weighted average price (as reported on the OTCQB or other national trading exchange) for a share of Parent Common Stock for the twenty trading days ending on the last trading day prior to the day on which such issuance of Indemnification Shares is made.

(c) If the Committee objects to the Company Indemnification Notice or any part thereof, then prior to 11:59 p.m. Eastern Time on the 30th day after the delivery to Parent and the members of the Committee of such Company Indemnification Notice, deliver to the Company Representative a written notice (a “Parent Response Notice”) which shall (i) state that it disputes all or some matters under the Company Indemnification Notice (the “Parent Disputed Matters”) and/or (ii) indicate whether the Committee is assuming the defense of the matters relating to the Company Indemnification Notice.

(d) The Company Representative and the Committee shall act in good faith to resolve any Parent Disputed Matters in accordance with the following procedure:

(i) Within 30 days after the delivery of a Parent Response Notice to the Company Representative pursuant to the preceding paragraph identifying Parent Disputed Matters, the Company Representative and the Committee shall attempt to resolve the Parent Disputed Matters through good faith negotiations.

(ii) If the Parent Disputed Matters are not fully resolved within the 30-day period described in paragraph (i) above, all such Parent Disputed Matters shall be submitted to non-binding mediation, which may be done by either the Committee or the Company Representative by written notice. The mediation shall be held before one neutral mediator in a location to be agreed by the Company Representative and the Committee and administered by a mutually agreeable organization, or if none is agreed upon, the AAA, in either case, the mediation shall be governed by the Commercial Mediation Rules of the AAA. The parties shall agree on a locations and a neutral mediator within five days after notice of submission to mediation. If the parties are unable to agree on the location or mediator within that time period, the location and mediator shall be selected by the AAA. Parent shall bear the costs and expenses incurred by the Company Representative and the members of the Committee in connection with any such mediation, including the fees of the mediator.

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(iii) If the parties are unable to fully resolve the Parent Disputed Matters within 30 days after the Parent Disputed Matters are submitted to mediation in accordance with paragraph (ii) above, either the Committee or the Company Representative may seek relief from any United States District Court or a state court located in the State of New York in accordance with Section  12.9.

(e) Within ten (10) Business Days after receipt of Joint Written Direction confirming the resolution of a Parent Response Notice and directing an issuance of Indemnification Shares, Parent shall issue the Indemnification Shares to the Company Indemnitees pro rata to the Company Indemnitees in accordance with the Company Stock Record.

10.3 Indemnification of Parent Third Party Claims. The indemnification obligations and liabilities under this Article X with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against any of the Company Indemnitees by a Person other than Parent (a “Company Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Committee shall have the right, at its option (subject to the limitations set forth in Section 10.3(b) below) and at its own expense, by written notice to the Company Representative, to assume the entire control of, subject to the right of the Company Representative to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Company Third Party Claim as to which the Company Representative has provided a written notice to the Committee and/or Parent (a “Company Claim Notice”), and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Company Representative to be the lead counsel in connection with such defense. If the Committee and/or Parent is permitted and elects to assume the defense of a Company Third Party Claim:

(i) the Committee and/or Parent shall diligently and in good faith defend such Company Third Party Claim and shall keep the Company Representative reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, the Company Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) the Company Representative shall cooperate fully in all respects with the Committee in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Company Representative shall make available to the Committee all pertinent information and documents under its control.

(b) Limitations of Right to Assume Defense. The Committee and/or Parent shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Company Representative if (i) the Company Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Company Third Party Claim seeks an injunction or equitable relief against a Company Indemnitee which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Company Third Party Claim may materially and adversely affect a Company Indemnitee other than as a result of money damages or other money payments.

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(c) Other Limitations. Failure to give a prompt Company Claim Notice or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Company Third Party Claim by the Company Representative pursuant to this Article X, and shall not affect the Committee’s and/or Parent’s duty or obligations under this Article X, except to the extent (and only to the extent that) such failure shall have actually materially prejudiced the ability of the Committee and/or Parent to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Committee is obligated to be greater than such damages would have been had the Company Representative given the Committee prompt notice hereunder. So long as the Committee is defending any such action actively and in good faith, the Company Representative and Parent each shall not, and shall make reasonable efforts to prevent a Company Indemnitee from settling such action. The Company Representative shall make available to the Committee all relevant records and other relevant materials required by it and in the possession or under the control of the Company Representative, for the use of the Committee and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(d) Failure to Defend. If the Committee and/or Parent, promptly after receiving a Company Claim Notice, fails to defend such Company Third Party Claim actively or in good faith, the Company Representative, at the reasonable cost and expense of Parent, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Company Third Party Claim as he may determine in his reasonable discretion, provided that the Committee shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(e) Company Indemnitees’ Rights. Anything in this Section 10.3 to the contrary notwithstanding, neither the Committee nor Parent shall, without the written consent of the Company Representative, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Company Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by Company Indemnitees.

(f) Committee Consent. Unless the Committee has consented to a settlement of a Company Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of this Agreement.

10.4 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article X are covered by insurance paid for by Company or Parent prior to or after the Closing, the Company Representative shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided, that the Company Representative shall nevertheless be entitled to bring a claim for indemnification under this Article X in respect of such Losses and the time limitations set forth in Section 10.5(a) for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Company Representative and/or Company Indemnitee for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Parent. If the Company Representative has received the payment required by this Agreement from Parent in respect of any Loss and later receives proceeds from insurance in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of Parent and shall pay to Parent, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from Parent pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

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10.5 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Parent to Company in connection with this Agreement shall survive the Closing for the Survival Period; provided, that, for all applicable purposes under this Agreement, the Survival Period with respect to the indemnification obligations set forth in: (i) Section 10.1(c) shall continue until forty-five (45) days following the final resolution of the matters described therein (but in no event more than eighteen (18) months following the Closing Date); and (ii) Section 10.1(d) shall continue until forty-five (45) days following the final and non-appealable decision of a court of competent jurisdiction of the matters described therein.

(b) Any indemnification claim made by the Company Representative prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Company Claim Notice sent prior to the expiration of the Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article X shall be brought after the end of the Survival Period.

(c) Minimum Amount Limitation. The Company Indemnitees shall be entitled to indemnification for any Losses with respect to the matters contained in Section 10.1, only to the extent that the aggregate Losses with respect thereto exceed the Basket Amount, at which point the Company Indemnitees shall be permitted to recover only such Losses in excess of the Basket Amount. The Company Indemnitees shall be entitled to indemnification for Losses with respect to the matters contained in Sections 10.1(d) or 10.1(d) only to the extent that the aggregate Losses with respect thereto exceed an amount equal to $80,000 or $100,000, respectively, at which point the Company Indemnitees shall be permitted to recover only such Losses in excess of such applicable amount.

(d) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 10.1 shall not in any event exceed the number of Indemnification Shares and the Company Indemnitees and the Company Representative shall have no claim against Parent other than for any of such Indemnification Shares (and any proceeds of the shares or distributions with respect to the Indemnification Shares).

10.6 Exclusive Remedy. Company, on behalf of itself and the other Company Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Company Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article X. Notwithstanding any of the foregoing, nothing contained in this Article X shall in any way impair, modify or otherwise limit a Company Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

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10.7 Adjustment to Merger Consideration. Amounts paid for indemnification under Article X shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by Law.

10.8 Committee Capacity. The parties acknowledge that the Committee’s obligations under this Article X are solely as a representative of Parent in the manner set forth in this Agreement with respect to the obligations to indemnify the Company Indemnitees under this Article X and that the members of the Committee shall have no personal liability or responsibility for any expenses incurred by them as members of the Committee and that all payments to the Company Representative as a result of such indemnification obligations shall be made solely from the Parent. The parties further acknowledge that all actions to be taken by the Company Indemnitees pursuant to this Article X shall be taken on their behalf by the Company Representative in accordance with the provisions of this Agreement.

Article XI
DEFINED TERMS

11.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acquisition Inquiry” means with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Company, on the one hand, or Parent, on the other hand, to the other party) that could reasonably be expected to lead to an Acquisition Proposal with such party.

“Acquisition Proposal” means with respect to a party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Company or any of its “affiliates” (as that term is used in Rule 145 under the Securities Act), on the one hand, or by or on behalf of Parent or any of its “affiliates” (as that term is used in Rule 145 under the Securities Act), on the other hand, to the other party) contemplating or otherwise relating to any Acquisition Transaction with such party.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries; or (iii) in which a party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of a party and its Subsidiaries, taken as a whole; or (c) any liquidation or dissolution of a party.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

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“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Company Licensed Intellectual Property Rights” means any Licensed Intellectual Property Rights of any of the Company Group.

“Company Material Adverse Effect” means a Material Adverse Effect on Company.

“Company Material Agreements” means each Contract to which the Company Group is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by such party of any amount or value reasonably expected to be in excess of  $50,000 in any annual period; (b) contains covenants limiting the freedom of such party to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of such party to acquire equity interests in any Person; (c) is an employment, retention or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of or consultant to such party whose annual total compensation exceeds $120,000 or any director of such party; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of such party); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, such party in an amount in excess of  $50,000; (f) is a lease or agreement under which such party is a lessor of or permits any third party to hold or operate any property owned or controlled by such party; (g) relates to the use of, or the right to use, Intellectual Property Rights by such party, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of such party; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the date hereof and cannot be terminated on less than 60 days’ notice, in either case without penalty or payment of an amount (including acceleration of obligations) of $50,000 or more; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the transactions contemplated hereby; (m) relates to any loan to any directors, officers or Affiliates of such party; (n) relates to voting, transfer or other arrangements related to any equity interests of such party or warrants, options or other rights to acquire any equity interests of such party (other than this Agreement, the Merger and the transactions contemplated hereby); or (o) is otherwise material to the operations and business prospects of such party.

“Company Owned Intellectual Property Rights” means any Intellectual Property Rights owned by or registered to any member of the Company Group.

“Company Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in Company Owned Intellectual Property Rights.

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“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between Parent and Company dated April 8, 2016.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which a Person is a party.

“Derivative Security” means any option, warrant, equity security, equity-linked security, appreciation rights, phantom equity, or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the specified Person is a party or by which either is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock or similar ownership interests or equity-linked securities of such Person or obligating such Person to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement.

“DOL” means the United States Department of Labor.

“Environmental Claim” means any and all administrative, regulatory or judicial Legal Actions alleging Liability arising out of or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at the Company Leased Real Estate or Parent Leased Real Estate, as applicable; or (2) any violation of Environmental Law.

“Environmental Laws” means all federal, state or local statutes, laws, regulations, judgments and orders in effect on the Effective Time and relating to protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all governmental licenses, permits, registrations and government approvals issued pursuant to Environmental Law.

“Exchange Ratio” means 148.3.

“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under any Environmental Law.

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“Indebtedness” means, without duplication to current liabilities, all: (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons; (iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP and (v) the deferred purchase price of property or services (excluding earn-out obligations which shall not be deemed Indebtedness under this Agreement). For purposes of calculating Indebtedness: (a) all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness; and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”.

“Indemnification Shares” means an aggregate of 8,000,000 shares of Parent Common Stock.

“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof, and any application that claims priority to any of the foregoing in this subpart (b), (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and all confidential, proprietary, technical, technological, industrial, business processes and business information, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Employee Plan” means an employee plan that has been adopted or maintained by a Person, whether informally or formally, for the benefit of current or former employees of such Person outside the United States.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Company, the actual Knowledge after reasonable enquiry of the Persons listed in Section 11.1 of the Company Disclosure Letter, and with respect to Parent, the actual Knowledge after reasonable enquiry of the Persons listed in Section 11.1 of the Parent Disclosure Letter.

“Law” means any federal, state, local (statutory, common or otherwise), municipal, foreign or international, multinational or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, guideline, policy, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, applied, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Action” means any claim, action, suit, arbitration, proceeding or governmental investigation or proceeding.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Legal Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.

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“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Legal Action, License Agreement or otherwise.

“Liens” means all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Liens.

“Losses” shall mean any loss, damage, injury, liability, claim, demand, settlement, judgment, award, assessment, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, including any lost profits and any diminution in value of the business. Notwithstanding anything to the contrary, for purposes of calculating the amount of any Losses under Article IX or Article X, all references to “material,” “materiality,” “Material Adverse Effect” and the like shall be disregarded.

“Material Adverse Effect” means a change, event, effect, violation, inaccuracy, circumstance or other matter which, individually or in the aggregate with other changes, events, effects, violations, inaccuracies, circumstances or other matters, when considered on either a long-term basis or a short-term basis, has had or could reasonably be expected to have or give rise to a material adverse effect on: (i) the business, results of operations, condition (financial or otherwise), prospects, capitalization, liabilities, operations or financial performance or assets of the specified party; or (ii) the ability of the specified party to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (A) changes generally affecting the economy or financial or securities markets; (B) the announcement of the transactions contemplated hereby; (C) any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes); and (D) changes in GAAP (or authoritative interpretations of GAAP); provided, further, that any event, change and effect referred to in clauses (A) or (C) immediately above shall be taken into account in determining whether a Material Adverse Effect with respect to the specified Person has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such party, compared to other participants in the industries in which such party conducts its businesses.

“Order” means any writ, decree, injunction, order, judgment, stipulation, determination, award or similar action.

“OTCQB” means the OTCQB tier of the OTC Markets.

“Parent 2016 SEC Documents” means all forms, reports and documents filed by Parent with the SEC for the period commencing on January 1, 2016 and ending on the date hereof, including, without limitation, Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

“Parent Licensed Intellectual Property Rights” means any Licensed Intellectual Property Rights of any of the Parent Group.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent and/or Merger Sub.

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“Parent Material Agreements” means each Contract to which the Parent is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by such party of any amount or value reasonably expected to be in excess of  $50,000 in any annual period; (b) contains covenants limiting the freedom of such party to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of such party to acquire equity interests in any Person; (c) is an employment, retention or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of or consultant to such party whose annual total compensation exceeds $120,000 or any director of such party; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of such party); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, such party in an amount in excess of  $50,000; (f) is a lease or agreement under which such party is a lessor of or permits any third party to hold or operate any property owned or controlled by such party; (g) relates to the use of, or the right to use, Intellectual Property Rights by such party, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of such party; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the date hereof and cannot be terminated on less than 60 days’ notice, in either case without penalty or payment of an amount (including acceleration of obligations) of $50,000 or more; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the transactions contemplated hereby; (m) relates to any loan to any directors, officers or Affiliates of such party; (n) relates to voting, transfer or other arrangements related to any equity interests of such party or warrants, options or other rights to acquire any equity interests of such party (other than this Agreement, the Merger and the transactions contemplated hereby); or (o) is otherwise material to the operations and business prospects of such party.

“Parent Owned Intellectual Property Rights” means any Intellectual Property Rights owned by or registered to any of the Parent Group.

“Parent Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in Parent Owned Intellectual Property Rights.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (g) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate, including the rights to use a license under the applicable Contract.

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“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personally Identifiable Information” shall mean any nonpublic personal information that directly or indirectly identifies or reasonably can be used to identify or locate an individual or device, including geolocation data, UIDs, email addresses and click stream data. For the avoidance of doubt, Personally Identifiable Information includes, but shall not be limited to, all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act, the Fair and Accurate Credit Transactions Act and the Fair Credit Reporting Act and “protected health information” as defined under the Health and Insurance Portability and Accountability Act of 1996.

“Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Related Party” of any specified Person means: (i) an executive officer or director (or any Person that exercises substantially similar right and authority) of such specified Person; (ii) any Person owning 5% or more of the voting shares of such specified Person (assuming the exercise or conversion of any Derivative Securities of such specified Person that represents, directly or indirectly, the right to acquire voting shares of such specified Person); (iii) any Person that can significantly influence the management or operating policies of such specified Person, including the ability that would prevent such specified Person from fully pursuing its own separate interests, through the ownership of securities, contract or both; or (iv) the immediate family members or Affiliates or associates of any Person described in the foregoing clauses of this paragraph.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

“Required Shareholder Approvals” means the affirmative vote or consent of the holders of at least a majority of the issued and outstanding shares Company Common Stock.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Person.

"Superior Offer" means a bona fide written Acquisition Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of Parent’s consolidated assets or a majority of the outstanding Parent Common Stock, that the Board of Directors of Parent determines in good faith (after consultation with outside legal counsel and financial advisor) is more favorable from a financial point of view to the Parent and its stockholders than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, and (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on Parent, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Board of Directors of Parent.

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“Transaction Documents” means each of the documents, agreements and instruments related to this Agreement and the Merger or the other transactions contemplated hereby, to which the specified Person is a party.

Article XII
GENERAL PROVISIONS

12.1 Notices.

(a) All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and duly delivered: (i) when delivered (or delivery was properly tendered) by hand; (ii) when delivered (or delivery was properly tendered) by the addressee if sent by a nationally recognized overnight courier; or (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, if the original of such notice was duly transmitted in accordance with (i) or (ii) of this Section 12.1(a) or transmitted by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.1(a)):

(b) if to Parent, to:

Snap Interactive, Inc.

320 W. 37th Street, 13th Floor

New York, N.Y. 10018

Attention: Alex Harrington

Email: alex@snap-interactive.com

with a copy to (which will not constitute notice to Parent):

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219-7672

Attention: Gregory R. Samuel

Email: Greg.Samuel@haynesboone.com

(c) if to Company, to:

A.V.M Software, Inc.

122 East 42nd Street

New York, NY

Attention: Jason Katz

Email: jkatz@paltalk.com

with a copy to (which will not constitute notice to Company):

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric B. Woldenberg

Email: ewoldenberg@pryorcashman.com

or to such other Persons, addresses or email addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

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12.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” shall mean the date first written above. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. Any reference to a party to this Agreement shall include a reference to each and every subsidiary of such party to the extent applicable, unless otherwise expressly provided.

12.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

12.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

12.5 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, but only to the extent permitted by applicable Law or in accordance with the rules of any self-regulatory organization. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto. After the Effective Time, any such amendment, supplement or modification of this Agreement shall require the written consent of the Committee.

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12.6 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) unless prohibited by applicable Law, waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other party hereto contained herein or in any document delivered pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance with any of the conditions of such party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. After the Effective Time, any such waiver by Parent shall require the written consent of the Committee.

12.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement.

12.9 Governing Law; Dispute Resolution. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the foregoing New York State court or, to the fullest extent permitted by applicable Law, the foregoing Federal court. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.1.

12.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.11 Assignment; Parties in Interest. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than the Indemnified Parties to the extent provided in Section 5.11, the Parent Indemnitees to the extent provided in Article IX, the Company Indemnitees to the extent provided in Article X and the rights of the Committee under this Agreement) any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No current or former employee, director, officer, stockholder, creditor, agent, representative or advisor of Parent or Company, or any of their respective Affiliates, shall have any liability for any obligations or liabilities of Parent or Merger Sub hereunder or under the Transaction Documents, other than to the extent provided in Article IX and Article X.

12.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the date first written above.

SNAP INTERACTIVE, INC.

By:	/s/ Alexander Harrington
Name:	Alexander Harrington
Title:	Chief Executive Officer

SAVM ACQUISITION CORPORATION

By:	/s/ Alexander Harrington
Name:	Alexander Harrington
Title:	Chief Executive Officer

A.V.M. SOFTWARE, INC.

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	Chief Executive Officer

COMPANY REPRESENTATIVE

By:	/s/ Jason Katz
Name:	Jason Katz

[Signature Page to Agreement and Plan of Merger]

Schedule I - Index to Certain Defined Terms

Term	Section	Term	Section

AAA	9.2(d)	Indemnified Liabilities	5.11(a)
Adjusted Parent Option	5.10(a)	Indemnified Parties	5.11(a)
Agreement	Preamble	Interim Financial Statements	3.6(a)
Basket Amount	9.5(c)	Joint Written Direction	9.2(c)
Blue Sky Laws	3.5(b)	Major Holder Consent and Release	5.15
Certificate of Merger	1.2	Merger Shares	2.2(b)
Certificates	2.2(b)	Merger Sub	Preamble
Closing Date	1.2	Merger	1.1
Closing	1.2	Notice	5.6(a)
COBRA	3.11(g)	Notice Period	5.5(c)
Code	Recitals	NYBCL	Recitals
Committee	2.4(b)	PII Third Party	3.27(b)
Company	Preamble	Parent	Preamble
Company Approvals	3.7(a)	Parent Acquisition Agreement	5.5(c)
Company Claim Notice	10.3(a)	Parent Approvals	4.7(a)
Company Common Stock	2.1(a)	Parent Claim Notice	9.3(a)
Company Compliance Certificate	1.6(a)	Parent Common Stock	2.1(a)
Company Disputed Matters	9.2(c)	Parent Compliance Certificate	1.6(b)
Company Disclosure Letter	Article III	Parent Disclosure Letter	Article IV
Company Financial Statements	3.6(a)	Parent Disputed Matters	10.2(c)
Company Group	3.1(a)	Parent Financial Statements	4.6(b)
Company Indemnification Notice	10.2(a)	Parent Group	4.1(a)
Company Indemnitees	10.1	Parent Indemnification Notice	9.2(a)
Company Insurance Policies	3.24	Parent Indemnitees	9.1
Company Leased Real Estate	3.14(b)	Parent Interim Financial Statements	4.6(b)
Company Leases	3.14(b)	Parent Insurance Policies	4.24
Company Major Customers	3.19	Parent Leases	4.14(b)
Company Option Plan	3.3(c)	Parent Leased Real Estate	4.14(b)
Company Options	3.3(c)	Parent Major Customers	4.19
Company Permits	3.7(b)	Parent Options	4.3(c)
Company Plans	3.11(a)	Parent Option Plans	4.3(b)
Company Products	3.17(a)	Parent Permits	4.7(b)
Company Representative	2.4(c)	Parent Plans	4.11(a)
Company Response Notice	9.2(c)	Parent Products	4.17(a)
Company Stock Record	2.2(b)	Parent Response Notice	10.2(c)
Company Subsidiary	3.1(a)	Parent RSUs	4.3(c)
Company Third Party Claim	10.3(a)	Parent SEC Documents	4.6(a)
Company Transaction Documents	3.4	Parent Subsidiary	4.1(a)
Dissenting Shareholders	2.5	Parent Third Party Claim	9.3
Dissenting Shares	2.5	Parent Transaction Documents	4.4
DGCL	Recitals	Permitted Claimant	6.1(b)
Effective Time	1.2	Pre-Closing Period	5.1
ERISA Affiliate	3.11(a)	Regulatory Agreement	3.20
ERISA	3.11(a)	Sarbanes-Oxley Act	3.6(f)
Escrow Agreement	2.4	Securities Act	3.5(b)
Escrow Agent	2.4	Survival Period	9.5(a)
Escrow Shares	2.4	Security Related Incident	3.27(a)
Exchange Act	3.5(b)	Surviving Corporation	1.1
Exchange Agent	2.2(a)	Tax Returns	3.15(b)
Exchange Reserve	2.2(a)	Tax	3.15(a)
GAAP	3.6(b)	Unresolved Claim Amount	9.2(f)
Governmental Entity	3.5(b)	Year-End Financial Statements	3.6(a)